Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of June 3, 2024

among

OMEROS CORPORATION,
as Company,

and

CERTAIN SUBSIDIARIES OF COMPANY,
as Guarantors,

VARIOUS LENDERS,

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Administrative Agent and Collateral Agent

$92,077,469.33 Senior Secured Credit Facilities

[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TABLE OF CONTENTS

Page

SECTION 1	DEFINITIONS AND INTERPRETATION	1

1.1	Definitions	1
1.2	Accounting Terms, Financials Statements, Calculations, Etc	44
1.3	Interpretation, Etc	44
1.4	Rates	45

SECTION 2	LOANS	45

2.1	Term Loans	45
2.2	Subsequent Exchange	46
2.3	Reserved	46
2.4	Pro Rata Shares; Availability of Funds	46
2.5	Use of Proceeds	47
2.6	Evidence of Debt; Register; Lenders’ Books and Records; Notes	47
2.7	Interest on Loans	48
2.8	Original Issue Discount	49
2.9	Default Interest	49
2.10	Prepayment Premium and Fees	49
2.11	Payment at Maturity	50
2.12	Voluntary Prepayments	50
2.13	Mandatory Prepayments	50
2.14	Application of Prepayments/Reductions	52
2.15	General Provisions Regarding Payments	53
2.16	Ratable Sharing	55
2.17	Making or Maintaining SOFR Loans.	55
2.18	Increased Costs; Capital Adequacy	59
2.19	Taxes; Withholding, Etc.	60
2.20	Obligation to Mitigate	64
2.21	Tax Treatment	64
2.22	[Reserved]	65
2.23	Defaulting Lenders.	65

SECTION 3	CONDITIONS PRECEDENT	66

3.1	Closing Date	66
3.2	Conditions to Each Credit Extension.	69

SECTION 4	REPRESENTATIONS AND WARRANTIES	70

4.1	Organization; Requisite Power and Authority; Qualification	70
4.2	Capital Stock and Ownership	70
4.3	Due Authorization	70
4.4	No Conflict	71

i

4.5	Governmental Consents	71
4.6	Binding Obligation	71
4.7	Historical Financial Statements	71
4.8	Reserved	71
4.9	No Material Adverse Change	71
4.10	Reserved	72
4.11	Adverse Proceedings, Etc	72
4.12	Payment of Taxes	72
4.13	Properties	72
4.14	Environmental Matters	73
4.15	No Defaults	73
4.16	Reserved	73
4.17	Governmental Regulation	73
4.18	Federal Reserve Regulations; Exchange Act	74
4.19	Employee Matters	74
4.20	Employee Benefit Plans	75
4.21	Reserved	75
4.22	Solvency	75
4.23	Note Purchase Agreements	75
4.24	Compliance with Statutes, Etc	76
4.25	Disclosure	76
4.26	Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.	77
4.27	Healthcare Matters; Compliance with Public Health Laws and Regulations.	77

SECTION 5	AFFIRMATIVE COVENANTS	82

5.1	Financial Statements and Other Reports	82
5.2	Existence	86
5.3	Payment of Taxes and Claims	87
5.4	Maintenance of Properties	87
5.5	Insurance	87
5.6	Books and Records; Inspections	87
5.7	Lenders Meetings	88
5.8	Compliance with Laws	88
5.9	Environmental	88
5.10	Additional Guarantors	90
5.11	Additional Locations and Real Estate Assets	91
5.12	Reserved	91
5.13	Further Assurances	91
5.14	Reserved	91
5.15	Post-Closing Matters	91

SECTION 6	NEGATIVE COVENANTS	92

6.1	Indebtedness	92
6.2	Liens	94

6.3	Reserved	96
6.4	No Further Negative Pledges	96
6.5	Restricted Junior Payments	96
6.6	Restrictions on Subsidiary Distributions	98
6.7	Investments	99
6.8	Minimum Consolidated Liquidity	100
6.9	Fundamental Changes; Disposition of Assets	100
6.10	Disposal of Subsidiary Interests	101
6.11	Sales and Lease‑Backs	101
6.12	Transactions with Shareholders and Affiliates	101
6.13	Conduct of Business	102
6.14	Reserved.	102
6.15	Reserved.	102
6.16	Amendments or Waivers with Respect to Certain Indebtedness	102
6.17	Fiscal Year; Accounting Policies	102
6.18	Deposit Accounts and Securities Accounts	102
6.19	Amendments to Certain Documents and Agreements	103
6.20	Use of Proceeds	103

SECTION 7	GUARANTY	103

7.1	Guaranty of the Obligations	103
7.2	Contribution by Guarantors	103
7.3	Payment by Guarantors	104
7.4	Liability of Guarantors Absolute	104
7.5	Waivers by Guarantors	106
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc	107
7.7	Subordination of Other Obligations	107
7.8	Continuing Guaranty	107
7.9	Authority of Guarantors or Company	108
7.10	Financial Condition of Company	108
7.11	Bankruptcy, Etc	108
7.12	Discharge of Guaranty Upon Sale of Guarantor	109
7.13	Keepwell	109

SECTION 8	EVENTS OF DEFAULT	109

8.1	Events of Default	109

SECTION 9	AGENTS	112

9.1	Appointment of Agents	112
9.2	Powers and Duties	113
9.3	General Immunity	113
9.4	Agents Entitled to Act as Lender	116
9.5	Lenders’ Representations, Warranties and Acknowledgment	116
9.6	Right to Indemnity	118

9.7	Successor Administrative Agent and Collateral Agent	119
9.8	Collateral Documents and Guaranty	120
9.9	Withholding Taxes	122
9.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	122
9.11	Erroneous Payments	123

SECTION 10	MISCELLANEOUS	125

10.1	Notices	125
10.2	Expenses	128
10.3	Indemnity and Related Reimbursement	128
10.4	Set‑Off	130
10.5	Amendments and Waivers	130
10.6	Successors and Assigns; Participations	133
10.7	Independence of Covenants	137
10.8	Survival of Certain Agreements	137
10.9	No Waiver; Remedies Cumulative	137
10.10	Marshalling; Payments Set Aside	137
10.11	Severability	138
10.12	Obligations Several; Actions in Concert	138
10.13	Headings	138
10.14	Applicable Law	138
10.15	Consent to Jurisdiction	139
10.16	Waiver of Jury Trial	139
10.17	Confidentiality	140
10.18	Usury Savings Clause	141
10.19	Effectiveness; Counterparts	141
10.20	Entire Agreement	142
10.21	PATRIOT Act	142
10.22	Electronic Execution of Assignments and Credit Documents	142
10.23	No Fiduciary Duty	142
10.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	143
10.25	Lender Representations and Covenants.	143

APPENDICES:	A-1	Closing Date Initial Term Loan Commitments
	A-2	Closing Date Delayed Draw Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.11	Adverse Proceedings
	4.13	Real Estate Assets
	4.16	Material Contracts
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A‑1	Funding Notice
	A-2	Form of Term Loan and Delayed Draw Term Loan Note
	A-3	PIK Election Notice
	A-4	Exchange Notice
	B	Letter of Direction
	C	Compliance Certificate
	D	Assignment Agreement
	E‑1	U.S. Tax Compliance Certificate
	E‑2	U.S. Tax Compliance Certificate
	E‑3	U.S. Tax Compliance Certificate
	E‑4	U.S. Tax Compliance Certificate
	F‑1	Closing Date Certificate
	F‑2	Solvency Certificate
	G	Counterpart Agreement
	H	Landlord Collateral Access Agreement
	I	Intercompany Note and Subordination
	J	Pledge and Security Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of June 3, 2024, is entered into by and among Omeros Corporation, a Washington corporation (“Company”), as borrower, certain of its Subsidiaries, as Guarantors, the Lenders party hereto from time to time, and Wilmington Savings Fund Society, FSB (“WSFS”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”) and collateral agent for the Secured Parties (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, Lenders have agreed to extend certain credit facilities to Company in the amounts and upon the terms and conditions more particularly set forth herein, the proceeds of which will be used to pay consideration due to the Lenders in the Initial Exchange Transaction and any subsequent exchanges of 2026 Convertible Senior Notes prior to the Exchange Deadline, to fund the commercialization of Narsoplimab and to pay transaction costs associated therewith; and

WHEREAS, the Guarantors party hereto have agreed to guarantee the Obligations of the Company hereunder and to secure all such Persons’ respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock issued by any Subsidiary of Company, subject to the limitations set forth herein and in the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1	DEFINITIONS AND INTERPRETATION

1.1          Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2026 Convertible Senior Notes” means the convertible senior notes of the Company issued pursuant to that certain First Supplemental Indenture, dated as of August 14, 2020, by and among the Company and Wells Fargo Bank, National Association, as Trustee.

“Accounts” means all “accounts” (as defined in the UCC) of any Credit Party (or, if referring to another Person, of such Person), including accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Acquisition” means the acquisition of, by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures, in each case in the ordinary course of business), the business, all or substantially all of the property or assets of, or all or substantially all of the Capital Stock or other evidence of beneficial ownership of, any Person, any division or line of business, or any other business unit of any Person.

“Additional Notes” shall mean unsecured convertible senior notes issued by the Company after the Closing Date; provided that, (x) such notes shall not amortize, mature or be mandatorily redeemable (other than solely for Capital Stock (other than Disqualified Capital Stock)), pursuant to a sinking fund obligation or otherwise (except as a result of customary fundamental change obligations and customary payments upon conversion) earlier than the date that is one hundred eighty (180) days after the Maturity Date and (y) no Credit Party (other than Company) shall be an obligor under such unsecured convertible senior notes. In no event shall Additional Notes be considered 2026 Convertible Senior Notes for any purpose under this Agreement.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Company or any of its Subsidiaries, threatened in writing against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” as defined in Section 2.17(c).

“Affected Loans” as defined in Section 2.17(c).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of members of the Board of Directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ability to exercise voting power, by contract or otherwise. Notwithstanding anything in this definition to the contrary, no Lender nor any of their respective affiliates shall be considered an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.

“Agency Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and among the Administrative Agent and the Company.

“Agent” means each of the Lead Lender Representative (in its or their respective capacities as such), the Administrative Agent and the Collateral Agent.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement.

“Anti-Corruption and Anti-Bribery Laws” means any and all requirements of law related to anti-bribery or anti-corruption matters, including the United States Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism and Anti-Money Laundering Laws” means any and all requirements of law related to engaging in, financing, or facilitating terrorism or money laundering, including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading With the Enemy Act (50 U.S.C. §1 et seq.), Executive Order 13224 (effective September 24, 2001) and each of the laws, regulations, and executive orders administered by OFAC (31 C.F.R., Subtitle B, Chapter V).

“Applicable Margin” means 8.75%.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed to Agents, Lenders by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer (including through a plan of division), license (as licensor or sublicensor), or other disposition to, or any exchange of property with, any Person (other than to or with Company or any Credit Party that is a Wholly-Owned Guarantor), in one transaction or a series of transactions, of all or any part of the Company’s or any of its Subsidiaries’ respective businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased, or licensed, including the Capital Stock of any of the Company’s Subsidiaries, other than (i) inventory sold to unaffiliated customers in the ordinary course of business, (ii) the write-off, discount, sale or other disposition of receivables or similar obligations in the ordinary course of business, (iii) the dispositions of cash and Cash Equivalents in the ordinary course of business made for purposes not prohibited hereby, and (iv) Restricted Junior Payments permitted under Section 6.5 and Investments permitted under Section 6.7. For purposes of clarification, “Asset Sale” shall include the sale or other disposition for value of any contracts.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

“Assignment Effective Date” as defined in Section 10.6(b).

“Athyrium” means Athyrium Opportunities IV Acquisition LP, together with its Affiliates and Related Funds.

“Authorized Officer” means, as applied to any Person that is an entity, any duly authorized individual natural Person holding the position of chairman of the Board of Directors (if an officer), chief executive officer, president, vice president, Chief Financial Officer, or any other officer or representative (or individual holding a designated authorized office) specifically authorized by such Person’s Board of Directors; provided, that the secretary or assistant secretary of such Person, or another officer of such Person specifically authorized by such Person’s Board of Directors, shall have delivered an incumbency certificate to Administrative Agent verifying the authority of such Authorized Officer.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of the term “Interest Period” pursuant to Section 2.17.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, (iii) Adjusted Term SOFR (after giving effect to the Floor) for a one-month tenor in effect on such day, and (iv) the Floor. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(a)	the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); or

(b)

the sum of: (i) the alternate benchmark rate that has been selected by Administrative Agent (acting upon a Direction of the Requisite Lenders) and Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that any such replacement shall be administratively feasible for Administrative Agent. If the Benchmark Replacement as determined pursuant to clause (a) or clause (b) above would be less than the interest rate specified in clause (a) of the definition of “Floor”, the Benchmark Replacement will be deemed to be the interest rate specified in clause (a) of the definition of “Floor” for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent (acting upon a Direction of the Requisite Lenders) and Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or clause (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance reasonably acceptable to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent, Lender and Secured Party.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, (a) with respect to any corporation or company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) with respect to a limited liability company, the manager, the managing member or members or any controlling committee or board of managers (or equivalent governing body) of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the entity, individual, board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor Governmental Authority.

“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or a combination thereof) or other arrangement conveying the right to use such property, by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligation” means, as applied to any Person that is a lessee under any Capital Lease, that portion of obligations under such Capital Lease that is properly classified as a liability on a balance sheet in conformity with GAAP.

“Capital Stock” means any and all shares, stock, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or profits interests in a Person that is another type of entity, including partnership interests, membership interests, voting trust certificates, certificates of interest, and profits interests, participations, or similar arrangements, and any and all warrants, rights or options to purchase, or other arrangements or rights to acquire, subscribe, convert to or otherwise receive or participate in the economic or other rights associated with any of the foregoing, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the U.S. Federal Government, or (b) issued by any agency of the U.S., in each case of sub-clauses (a) and (b), the obligations of which are backed by the full faith and credit of the U.S., mature within two years after such date, and have, at the time of the acquisition thereof, a rating of at least A‑1 from S&P and at least P‑1 from Moody’s; (ii) marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the U.S. or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (iv) investments in accordance with the Company’s investment policy provided to the Lenders on or prior to the Closing Date; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from both S&P and Moody’s.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time: any Person or “group” (within the meaning of Rules 13d‑3 and 13d‑5 under the Exchange Act) (a) shall have acquired beneficial ownership or control of 50% or more on a fully diluted basis of (1) the voting interests in the Capital Stock of the Company and/or (2) the economic interests in the Capital Stock of the Company, or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Company.

“Chief Financial Officer” means, as applied to any Person that is an entity, any duly authorized individual natural Person holding the position of chief financial officer or any other officer position with similar financial responsibility specifically authorized by such Person’s Board of Directors; provided, that the secretary or assistant secretary of such Person, or another officer of such Person specifically authorized by such Person’s Board of Directors, shall have delivered an incumbency certificate to Administrative Agent verifying the authority of such Authorized Officer.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Initial Term Loan Exposure, and (b) Lenders having Delayed Draw Term Loan Exposure, (ii) with respect to Loans, each of the following classes of Loans: (a) Initial Term Loans and (b) Delayed Draw Term Loans, and (iii) with respect to Commitments, each of the following classes of Commitments: (a) Initial Term Loan Commitments and (b) Delayed Draw Term Loan Commitments.

“Closing Date” means the date on which the Initial Term Loans are made, which occurred on June 3, 2024.

“Closing Date Certificate” means a certificate dated as of the Closing Date and substantially in the form of Exhibit F‑1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted and/or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, any Intellectual Property Security Agreements, any Mortgages, any Deposit Account Control Agreements, any Securities Account Control Agreements, any Landlord Collateral Access Agreements, and all other instruments, documents and agreements that are expressly designated pursuant to their terms to be “Collateral Documents” or are otherwise executed and delivered by or on behalf of any Credit Party or any other Person pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a collateral questionnaire and/or perfection certificate substantially in the form delivered on the Closing Date pursuant to Section 3.1(e)(ii) or otherwise in form satisfactory to the Requisite Lenders that provides information with respect to the personal or mixed property of each Credit Party and their respective Subsidiaries and Controlled Entities.

“Commitment” means any Initial Term Loan Commitment or, if applicable, Delayed Draw Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1, et seq.), as amended.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company” as defined in the preamble hereto.

“Competitor” means any person or party that is a bona fide direct operating company competitor of, and in the same, substantially the same or similar industry (or an industry offering a substitute product or service) and market as, the Company or any of its Subsidiaries, together with any other reasonably identifiable person or party that owns or controls, directly or indirectly, such person or party, or reasonably identifiable person or party that is controlled by or is under common control with such person or party (other than any person or party that is a Bona Fide Debt Fund).

“Compliance Certificate” means a certificate of the Chief Financial Officer of the Company substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.17(d) and other technical, administrative or operational matters) that Administrative Agent (acting upon a Direction of the Requisite Lenders and after consultation with the Company) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent (acting upon a Direction of the Requisite Lenders) in a manner substantially consistent with market practice (or, if Administrative Agent (acting upon a Direction of the Requisite Lenders) decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent (acting upon a Direction of the Requisite Lenders) determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent (acting upon a Direction of the Requisite Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents); provided that any such changes shall be administratively feasible for Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Liquidity” means, at any time of determination, an amount determined for the Credit Parties on a consolidated basis equal to the sum of Qualified Cash of the Credit Parties.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Account” means (a) any Deposit Account of a Credit Party that is subject to a Deposit Account Control Agreement, and (b) any Securities Account of a Credit Party that is subject to a Securities Account Control Agreement.

“Controlled Entity” means any Credit Party’s Controlled Affiliates. As used in this definition, “Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Collateral Documents, the Agency Fee Letter and all other documents, certificates, instruments, including any promissory notes issued from time to time hereunder to evidence the Loans, or agreements that are expressly designated pursuant to their terms to be “Credit Documents” or are otherwise executed and delivered by or on behalf of a Credit Party or any other Person for the benefit of any Agent, or any Lender in connection herewith, excluding any documents relating to any investment by any Lender or its Affiliates in Capital Stock of any Credit Party.

“Credit Extension” means the making or deemed making of a Loan (including pursuant to a Subsequent Exchange).

“Credit Party” means the Company, as borrower, and each Guarantor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia or any other applicable jurisdictions.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Defaulting Lender” means subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Company or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by Administrative Agent or Company, to confirm in writing to Administrative Agent and Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Company), or (d) has, or has a direct or indirect parent company that (i) has become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, trustee, conservator, administrator, assignee for the benefit of creditors, or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) has become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to Company and each Lender.

“Delayed Draw Commitment Period” means the time period commencing on the Closing Date through and including the Delayed Draw Commitment Termination Date.

“Delayed Draw Commitment Termination Date” means the earlier to occur of (i) the date of the termination of the Delayed Draw Term Loan Commitments pursuant to Section 2.1 and 8.1, and (ii) June 3, 2025; provided that, to the extent Company has delivered a Funding Notice in accordance with the terms of Section 2.1(b) for Delayed Draw Term Loans prior to such date, the Delayed Draw Commitment Termination Date shall be automatically extended to the Credit Date set forth in such Funding Notice.

“Delayed Draw Credit Date” means the Credit Date on which Delayed Draw Term Loans are funded pursuant to Section 2.1(b)(i).

“Delayed Draw Term Loan” means the Delayed Draw Term Loan made by a Lender to Company pursuant to Section 2.1(a)(ii).

“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Delayed Draw Term Loan, as reduced or increased pursuant to Section 10.6(f), and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Closing Date Lender’s Delayed Draw Term Loan Commitment on the Closing Date is set forth on Appendix A‑2. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $25,000,000. On each Exchange Effective Date, a portion of the Delayed Draw Term Loan Commitment shall be deemed assigned pursuant to Section 10.6(f).

“Delayed Draw Term Loan Exposure” means, with respect to any Lender, as of any time of determination, the sum of (x) the outstanding principal amount of the Delayed Draw Term Loans of such Lender, plus (y) the amount of such Lender’s unused Delayed Draw Term Loan Commitments.

“Deposit Account” means any “deposit account” as defined in Article 9 of the UCC.

“Deposit Account Control Agreement” means, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to Collateral Agent and the Requisite Lenders that (i) is entered into among Collateral Agent, the financial institution or other Person at which such Deposit Account is maintained, and the Credit Party maintaining such Deposit Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Deposit Account.

“Direction of the Requisite Lenders” means a written direction or instruction from Lenders constituting the Requisite Lenders which may be in the form of an e-mail or other form of written communication and which may come from counsel acting with the consent of Lenders constituting the Requisite Lenders, it being understood and agreed that each Agent may conclusively rely on any such written direction or instruction from such counsel. For the avoidance of doubt, with respect to each reference herein to documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory”, “reasonably acceptable,” “waived” or “requested” (or any expression of similar import) to or by the Requisite Lenders, such determination may be communicated by a Direction of the Requisite Lenders as contemplated above.

“Director” means any natural Person constituting the Board of Directors or an individual member thereof.

“Dispose” means, with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets. For purposes of clarification, “Dispose” shall include the sale or other disposition for value of any contracts.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any other instrument, agreement or Capital Stock into which it is convertible or for which it is exchangeable), or upon the occurrence of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder or beneficial owner thereof (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments of dividends, distributions or other Restricted Junior Payments in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness (other than Indebtedness that is otherwise permitted hereunder) or any other obligation, instrument, agreement, or Capital Stock that would meet any of the conditions in clauses (i), (ii), or (iii) of this definition, in each case, prior to the date that is ninety-one (91) days after the latest maturity date or expiration date applicable to any Loan or Commitment hereunder, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior Payment in Full of all Obligations; provided that, if any such Capital Stock is issued pursuant to any plan for the benefit of any employee, director, manager or consultant of the Company or its Subsidiaries or by any such plan to such employee, director, manager or consultant, such Capital Stock shall not constitute a “Disqualified Capital Stock”.

“Disqualified Lender” means each bank, financial institution, other institutional lenders and investors, and other entities identified on a list made available to the Administrative Agent and the Lenders on or prior to the Closing Date.

“Distribution” as defined in Section 7.7.

“Dollars” and the sign “$” mean the lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the U.S., any state thereof or the District of Columbia.

“DRI Milestone Payment” means each payment determined on the basis of net sales of OMIDRIA received by the Company pursuant to the DRI Royalty Purchase Agreement.

“DRI Royalty Purchase Agreement” means that certain Amended and Restated Royalty Purchase Agreement, dated as of February 1, 2024, by and among the Company and DRI Healthcare Acquisitions LP.

“Earn Out Obligations” means all unsecured royalties, milestones, earnouts and other deferred or contingent payments, in each case, that are contingent on bona fide performance targets (but excluding seller financing indebtedness).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any other Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any (a) Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (b) any “accredited investor” (as defined in Regulation D under the Securities Act), in each case, other than a Competitor or a Disqualified Lender.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare (with respect to exposure to Hazardous Materials), in any manner applicable to the Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which the Company or such Subsidiary could be liable under the Internal Revenue code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission that could give rise to the imposition on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Section 4971 of the Internal Revenue Code in respect of any Employee Benefit Plan; (ix) a final determination by the Internal Revenue Service of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, which determination may not be cured through a non-material correction; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person).

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Deadline” means the earlier of (i) November 1, 2025, and (ii) the date the Company delivers a Funding Notice with respect to the Delayed Draw Term Loans pursuant to Section 2.1(b)(i).

“Exchange Effective Date” means a Business Day prior to the Exchange Deadline on which the Administrative Agent notifies the Company and the Lenders (including any Exchange Lender) that the applicable Subsequent Exchange is effective (which shall be no later than ten (10) Business Days after receipt by the Administrative Agent of the applicable Exchange Notice).

“Exchange Lender” means a holder of the 2026 Convertible Senior Notes that has elected to effect a Subsequent Exchange by delivery of an Exchange Notice pursuant to the terms hereof.

“Exchange Notice” means an Exchange Notice substantially in the form of Exhibit A-4, executed and delivered by the Company and the applicable Exchange Lender.

“Exchange Term Loan” as defined in Section 2.2.

“Exchange Transactions” means the Initial Exchange Transaction and any Subsequent Exchange.

“Excluded Accounts” means (a) accounts used exclusively as payroll, employee benefits, trust, escrow, customs, insurance and other fiduciary accounts, or zero balance accounts maintained by the Credit Parties, as long as in the case of zero balance accounts, any deposits or funds in any such accounts are transferred at least once each Business Day into a Controlled Account (including, for the avoidance of doubt, at any time following the exercise of exclusive control by any Agent under the applicable control agreement with respect to such Controlled Account), (b) accounts holding cash collateral securing Liens permitted by Section 6.2, (c) accounts used exclusively as merchant accounts, (d) accounts used exclusively for compliance with any Requirements of Law to the extent such Requirements of Law prohibit the granting of a Lien thereon and (e) any other Deposit Accounts or Securities Accounts that do not have, in the aggregate, an average daily balance of more than $1,000,000.

“Excluded Milestone Payments” means (i) payments in respect of any milestone that is linked to a clinical trial (e.g., Phase 1, 2 or 3 initiation, outcome, etc.) and CMC development and/or progress or (ii) any milestone payment that does not otherwise constitute a Specified Milestone Payment.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(c) and (d) any withholding Taxes imposed under FATCA.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries or any of their respective Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any such agreements intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDA” means the U.S. Food and Drug Administration and any successor thereto.

“FDA Approval” means, with respect to a biopharmaceutical product, any approval, licensure or authorization by the FDA of a Biologics License Application, Biologics License Application supplement, or another application with respect to which approval, licensure or authorization thereunder permits the recipient to commence marketing or selling of such biopharmaceutical product in the United States.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the NYFRB on the next Business Day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next Business Day, and (ii) if no such rate is so published on such next Business Day (or preceding Business Day), the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by Administrative Agent from three (3) Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the Chief Financial Officer of the Company that, as of the date of such certification, such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the highest priority Lien to which such Collateral is subject, other than any Permitted Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in a Flood Zone.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floor” means with respect to Adjusted Term SOFR and any Benchmark Replacement, 3.00% per annum.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A‑1.

“GAAP” means, subject to Section 1.2, U.S. generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, licensing authority, self-regulatory organization or other regulatory authority, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the U.S., the U.S., or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Payor” means Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a Third Party Payor Program.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (a) the Company, to the extent that the Company is not already the primary obligor in respect of any Obligations, (b) each Subsidiary of the Company that executes this Agreement on the Closing Date, and (c) each other Person that guarantees, pursuant to Section 5.10, Section 7.1 or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Section 7, and (b) each other guaranty of the Obligations that is made by any other Guarantor in favor of Administrative Agent for the benefit of Secured Parties.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or that may give rise to liability under any Environmental Laws.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws” means all Requirements of Law relating to (i) fraud and abuse (including the following statutes: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), the Health Care Fraud law (18 U.S.C. § 1347)); (ii) quality, safety certification and accreditation standards and requirements; (iii) state or local health care laws related to false claim, kickback; and (iv) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Hedge Agreement” means any Interest Rate Agreement and any other derivative or hedging contract, agreement, confirmation, or other similar transaction or arrangement that is entered into by the Company or any of its Subsidiaries, including any commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement, or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency, or Securities values, or any combination of the foregoing agreements or arrangements.

“Highbridge” means Highbridge Capital Management, LLC, together with its Affiliates and Related Funds.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of the Company and its Subsidiaries, for the Fiscal Years ended December 31, 2022 and December 31, 2023 consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from January 1, 2024 to the Closing Date, the unaudited financial statements of the Company and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty-six days before the Closing Date and for each monthly period completed prior to thirty-one days prior to the Closing Date, in each case, certified by the Chief Financial Officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“HSCT-TMA” means hematopoietic stem cell transplant-associated thrombotic microangiopathy.

“[***] Basket” means an aggregate amount up to $2,000,000 available until the close of business on the tenth (10th) Business Day after the Closing Date for Subsequent Exchanges by [***], its Affiliates and accounts managed, administered or advised by any of the foregoing.

“Immaterial Fee-Owned Properties” means, as of any date of determination, any Real Estate Asset having a fair market value less than $2,000,000, individually, and less than $5,000,000 in the aggregate for all such Real Estate Assets.

*** CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) Capital Lease Obligations; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, payroll liabilities, liabilities associated with customer prepayments and deposits, prepaid or deferred revenue arising in the ordinary course of business or any trade payable in each case incurred in the ordinary course of business, in each case, unless more than 90 days past due), including any earnout obligations to the extent such earnout is required to be included as a liability on such Person’s balance sheet prepared in accordance with GAAP and seller financing indebtedness; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit or similar instrument issued for the account of (or similar credit transaction entered into for the benefit of) that Person or as to which that Person is otherwise liable for reimbursement of drawings or is otherwise an obligor; (vii) obligations in respect of Disqualified Capital Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and as if such price were based upon, or measured by, the fair market value of such Disqualified Capital Stock); (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such Indebtedness or provide any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, in each case whether entered into for hedging or speculative purposes or otherwise, provided, the “principal” amount of obligations under any Hedge Agreement that has not been terminated shall be deemed to be the Net Mark-to-Market Exposure of Company and its subsidiaries thereunder.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actual or prospective claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), Taxes, expenses and disbursements of any kind or nature whatsoever (including attorneys’ fees and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special, or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee (whether asserted by a third party or by any Credit Party or any of its Affiliates), in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Company under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” means each Agent and Lender, each of their respective Affiliates and each of their and their Affiliates’ respective officers, partners, members, directors, trustees, employees, managers, advisors, consultants, administrators, agents, sub-agents and representatives.

“Indemnitee Agent Party” as defined in Section 9.6.

“Initial Exchange Transaction” means the transactions contemplated by the Note Purchase Agreements to occur on the Closing Date.

“Initial Term Loan” means (i) an Initial Term Loan made by a Lender to Company pursuant to Section 2.1(a)(i) on the Closing Date and (ii) each Exchange Term Loan.

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of (i) each Closing Date Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A‑1, and (ii) each Exchange Lender’s Initial Term Loan Commitment, if any, is to be set forth on the relevant Exchange Notice, in each case, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date immediately prior to giving effect to the funding of any Initial Term Loans is $67,077,469.33.

“Initial Term Loan Exposure” means, with respect to any Lender, as of any time of determination, the outstanding principal amount of the Initial Term Loans of such Lender; provided, at any time prior to the making of the Initial Term Loans, the Initial Term Loan Exposure of any Lender shall be equal to such Lender’s Initial Term Loan Commitment.

“Insurance/Condemnation Reinvestment Amounts” as defined in Section 2.13(b).

“Insurance/Condemnation Reinvestment Period” as defined in Section 2.13(b).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreement” as defined in the Pledge and Security Agreement.

“Intercompany Note and Subordination” means a “global” intercompany promissory note and subordination that evidences and subordinates certain Indebtedness and other monetary liabilities owed among Credit Parties and their Subsidiaries and certain other controlled Affiliates, as applicable, substantially in the form of Exhibit I.

“Interest Payment” as defined in Section 2.7(e)(i).

“Interest Payment Date” means (a) the last day of each Interest Period applicable to such Loan and (b) the applicable Maturity Date.

“Interest Period” means an interest period of three (3) months, (i) initially, commencing on the Credit Date thereof; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging or managing the interest rate exposure associated with the Company’s and its Subsidiaries’ operations.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two U.S. Government Securities Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person, including the establishment or other creation of a Subsidiary or any other interest in the Securities of any Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Company from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for customary moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practice) or capital contributions by the Company or any of its Subsidiaries to any other Person (whether in Cash or by delivery of assets). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or similar legal form; provided, in no event shall any Wholly-Owned Subsidiary of any Person be considered to be a “Joint Venture” to which such Person is a party.

“Landlord Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit H with commercially reasonable revisions as requested by the relevant lessor.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded.

“Lead Lender Representative” means, collectively, Athyrium and Highbridge; provided that, if Athyrium and Highbridge do not collectively hold a majority of the outstanding Loans and Commitments, the Lead Lender Representative shall be the Requisite Lenders; provided further that, notwithstanding the foregoing, (i) Athyrium shall remain a Lead Lender Representative if Athyrium and Highbridge collectively fail to hold the majority of the outstanding Loans and Commitments but Athyrium has not sold or assigned any of the Loans and Commitments held by it on the Closing Date (other than to Affiliates of Athyrium) and (ii) Highbridge shall remain a Lead Lender Representative if Athyrium and Highbridge collectively fail to hold the majority of the outstanding Loans and Commitments but Highbridge has not sold or assigned any of the Loans and Commitments held by it on the Closing Date (other than to Affiliates of Highbridge).

“Lender” means (i) each financial institution listed on the signature pages hereto as a Lender, (ii) any other Person that becomes a party hereto pursuant to an Assignment Agreement and (iii) each Exchange Lender.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means an Initial Term Loan and the Delayed Draw Term Loan.

“Make-Whole Premium” means with respect to any prepayment on any date, the present value (which shall not be less than zero) of an amount equal to any required remaining scheduled interest that would have accrued on such Term Loan from such date of prepayment, replacement or acceleration (as applicable) to and excluding (x) in the case of a prepayment, replacement or acceleration in connection with a Change of Control, the second anniversary of the relevant Credit Date and (y) in all other cases, the first anniversary of the relevant Credit Date, in each case, calculated using the then-applicable Applicable Margin (but excluding the Default Rate, if applicable), discounted at a rate equal to the sum of (i) the Treasury Rate plus (ii) 50 basis points.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means, with respect to the Credit Parties, (a) a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of such Persons, taken as a whole, (b) a material impairment of the ability of such persons, taken as a whole, to perform their respective payment obligations under the Credit Documents, taken as a whole, (c) a material impairment of the rights and remedies of the Administrative Agent, Collateral Agent or any Lender under the Credit Documents, taken as a whole, or (d) a material impairment of the legality, validity, binding effect or enforceability against the Credit Parties, take as a whole, of any material Credit Document to which it is a party.

“Material Contract” means any and all contracts or other arrangements to which the Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect. Material Contracts as of the Closing Date are listed on Schedule 4.16.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any one or more of the Company and its Subsidiaries with an individual principal amount (or the Net Mark-to-Market Exposure) of $1,000,000 or more or, solely for purposes of Section 8.1(b), that, collectively with any other Indebtedness in respect of which any relevant default or other specified event has occurred, has an aggregate principal amount of $2,000,000 or more.

“Material Non-Public Information” means any information which is (a) not publicly available and (b) material for purposes of the United States federal and state securities laws with respect to (x) the Company and its Subsidiaries, (y) any of their Affiliates or (z) any of their respective securities.

“Material Subsidiary” means, at any date of determination, a Subsidiary of a Credit Party (a) whose total assets are greater than 3.5% of the consolidated assets of the Company and its Subsidiaries at such date, (b) whose revenues are greater than 3.5% of the consolidated revenues of the Company and its Subsidiaries, in each case determined in accordance with GAAP, (c) which holds any Permits, Registrations or regulatory approvals material to business of the Company and its Subsidiaries, taken as a whole, or that is party to any collaboration, licensing, development or similar agreements related to intellectual property that is material to the business of the Company and its Subsidiaries, taken as a whole, or (d) owns, licenses or otherwise holds any intellectual property that is material to the business of the Company and its Subsidiaries, taken as a whole; provided that if, at any time and from time to time after the Closing Date, any Subsidiary that is not a Material Subsidiary meets any of the criteria set forth in the foregoing clauses (a) through (d) or has, in the aggregate, together with all other Subsidiaries hereunder that are not Material Subsidiaries (x) total assets greater than 7.5% of the consolidated assets of the Company and its Subsidiaries at such date or (y) revenues greater than 7.5% of the consolidated revenues of the Company and its Subsidiaries, in each case determined in accordance with GAAP, then the Company shall, promptly designate in writing to the Administrative Agent each Subsidiary which meets any of the criteria in the foregoing clauses (a) through (d), and any additional Subsidiary necessary to be so designated in order to comply with the foregoing clauses (x) and (y), as a “Material Subsidiary” and comply with Sections 5.10 with respect to such Subsidiary within the time periods set forth therein.

“Maturity Date” means the earlier of (i) June 3, 2028 and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes governing such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) governing such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Milestone True-Up Amount” has the meaning set forth in Section 2.13(f).

“MNPI Opt-Out Election” has the meaning setting forth in Section 10.17(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, or similar instrument in form and substance reasonably acceptable to the Requisite Lenders.

“Mortgaged Real Estate Documents” means, with respect to each Real Estate Asset that is required to be subject to a Mortgage pursuant to this Agreement:

(i) one or more fully executed and notarized Mortgages encumbering such Real Estate Asset, in each case in proper form for recording in all appropriate places in all applicable jurisdictions;

(ii) (a) ALTA mortgagee title insurance policies or, solely to the extent that the Requisite Lenders in their sole discretion waive the requirement for a policy to be issued, unconditional commitments therefor, in each case issued by one or more title companies reasonably satisfactory to the Requisite Lenders with respect to each Real Estate Asset (each, a “Title Policy”), each such Title Policy to be in amounts equal to the fair market value of each Real Estate Asset, together with a title report issued by a title company with respect thereto and dated not more than thirty days prior to the date of the applicable Mortgage, (b) copies of all documents listed as exceptions to title or otherwise referred to therein (to the extent reasonably obtainable by the title company), and (c) evidence satisfactory to the Requisite Lenders that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Real Estate Asset in the appropriate real estate records;

(iii) if any such Real Estate Asset is determined to be a Flood Hazard Property (A) a completed Flood Certificate with respect to each such Real Estate Asset, which Flood Certificate shall (x) be addressed to Collateral Agent and (y) otherwise comply with the Flood Program and be in form and substance satisfactory to the Requisite Lenders in their sole discretion; (B) if the Flood Certificate indicates that such Real Estate Asset is located in a Flood Zone, the relevant Credit Party’s written acknowledgment of receipt of written notification from Collateral Agent (acting upon a Direction of the Requisite Lenders) (x) as to the existence of such Real Estate Asset in a Flood Zone and (y) as to whether the community in which such Real Estate Asset is located is participating in the Flood Program; and (C) if such Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the relevant Credit Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program or, to the extent reasonably agreed to by Collateral Agent (acting upon a Direction of the Requisite Lenders in their reasonably discretion), excluded any structures existing in such Flood Zone from any such Mortgage in a manner satisfactory to Collateral Agent and the Requisite Lenders in their sole discretion;

(iv) either (a) an ALTA surveys of such Real Estate Asset, certified to Collateral Agent and dated not more than ninety days prior to the date of the applicable Mortgage and otherwise in form and substance reasonably satisfactory to Collateral Agent and the Requisite Lenders or (ii) a commercially reasonable “no change” affidavit from the relevant Credit Entity in favor of the title company stating;

(v) an opinion of counsel in the state in which such Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state and such other matters as Collateral Agent (acting upon a Direction of the Requisite Lenders) may reasonably request, in form and substance reasonably satisfactory to Collateral Agent and the Requisite Lenders; and

(vi) a Phase I Report, if requested by Collateral Agent (acting upon a Direction of the Requisite Lenders), with respect to such Real Estate Asset.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narsoplimab” means the proprietary antibody controlled by the Company (also known as OMS721).

“Narsoplimab Sale” means following the funding of the Delayed Draw Term Loans hereunder, the Asset Sale (including any licensing) of Narsoplimab in HSCT-TMA.

“Natural Person” means a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale (other than a Narsoplimab Sale), an amount equal to: (i) upfront Cash payments received by the Company or any of its Subsidiaries from such Asset Sale (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of a Specified Milestone Payment), but only as and when so received), but excluding the proceeds of any Excluded Milestone Payments, royalties, expense reimbursements, indemnities or equity investments, minus (ii) any bona fide direct costs (including legal and accounting fees and expenses) incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) Taxes payable by the Company or any of its Subsidiaries as a result of any gain recognized in connection with such Asset Sale during the tax period in which the sale occurs (or in which a deferred payment described in clause (i) above is made), (b) payment of the outstanding principal amount of, fees, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Permitted Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds. In no event shall Net Narsoplimab Sale Proceeds or DRI Milestone Payments constitute Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by the Company or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of the Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income or gains taxes payable by the Company or any of its Subsidiaries as a result of any gain recognized in connection therewith during the tax period the Cash payments or proceeds are received.

“Net Mark-to-Market Exposure” of a Person means, as of any time of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the time of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that time).

“Net Narsoplimab Sale Proceeds” means, with respect to any Narsoplimab Sale, an amount equal to: (i) Cash payments received by the Company or any of its Subsidiaries from such Narsoplimab Sale (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of a milestone payment, as applicable), but only as and when so received), minus (ii) any bona fide direct costs (including legal and accounting fees and expenses) incurred in connection with such Narsoplimab Sale to the extent paid or payable to non-Affiliates, including (a) Taxes payable by the Company or any of its Subsidiaries as a result of any gain recognized in connection with such Narsoplimab Sale during the tax period in which the sale occurs (or in which a deferred payment described in clause (i) above is made), (b) payment of the outstanding principal amount of, fees, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Permitted Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Narsoplimab Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Narsoplimab Sale undertaken by the Company or any of its Subsidiaries in connection with such Narsoplimab Sale; provided that upon release of any such reserve, the amount released shall be considered Net Narsoplimab Sale Proceeds. In no event shall Net Asset Sale Proceeds or DRI Milestone Payments constitute Net Narsoplimab Sale Proceeds.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non‑U.S. Lender” as defined in Section 2.19(c).

“Note Purchase Agreements” means the several Note Purchase Agreements between the Company and each of the Lenders executed in connection with the Exchange Transactions.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several, or independent) of every nature of each Credit Party from time to time owed to any Person under any Credit Document (including, for the avoidance of doubt, Erroneous Payment Subrogation Rights), whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), obligations to pay fees, expenses, indemnification or otherwise, in each case excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor Governmental Authority.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum, or articles of incorporation or organization, and its by‑laws, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as applicable and its operating agreement or limited liability company agreement, as applicable. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary, excise, property, or similar Taxes (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

“Paid in Full” and “Payment in Full” mean, with respect to any or all of the Obligations or Guaranteed Obligations, as the context requires, that each of the following events has occurred, as applicable: (a) the indefeasible payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding Loans, (ii) all accrued and unpaid interest, fees, premiums or other charges owing in respect of any Loan or Commitment or otherwise under any Credit Document, and (iii) all accrued and unpaid costs and expenses payable by any Credit Party to any Person pursuant to any Credit Document, whether or not demand has been made therefor, including any and all indemnification and reimbursement claims that have been asserted by any such Person prior to such time, (b) the indefeasible payment or repayment in full in immediately available funds of all other outstanding Obligations or Guaranteed Obligations other than unasserted contingent indemnification and contingent reimbursement obligations, (c) the receipt by Agents of cash collateral to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time (or in respect of matters or circumstances known to any Agent or any Lender at such time) that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), and (d) the termination in writing of all of the Commitments, in each case, subject to Section 7.11(c).

“Participant Register” as defined in Section 10.6(h)(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Periodic Term SOFR Determination Day” as defined in the definition of the term “Term SOFR”.

“Permits” means, with respect to any Person, any permit, approval, consent, authorization, license, provisional license, registration, accreditation, certificate, certification, certificate of need, qualification, operating authority, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including all Registrations.

“Permitted Acquisition” means any Acquisition by Company or any Wholly‑Owned Guarantor, whether by purchase, merger or otherwise; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirements of Law and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the Acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor of Company in connection with such Acquisition shall be owned 100% by Company or a Wholly-Owned Guarantor thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10, 5.11 and/or 5.13, as applicable;

(iv) the Company and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 6.8 on a pro forma basis after giving effect to such Acquisition as of the last day of the Fiscal Quarter most recently ended;

(v) Company shall have delivered to Administrative Agent (A) at least seven (7) Business Days prior to such proposed Acquisition (or such shorter period as may be agreed by Administrative Agent (acting upon a Direction of the Requisite Lenders in their sole discretion)), (1) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, and (2) all available relevant financial information with respect to such acquired assets, including the aggregate consideration for such Acquisition and any other information required to demonstrate compliance with Section 6.8, and (B) promptly upon request by Administrative Agent (acting upon a Direction of the Requisite Lenders) and in any event at least seven (7) Business Days prior to closing such Acquisition (or such shorter period as may be agreed by Administrative Agent (acting upon a Direction of the Requisite Lenders in their sole discretion)) (1) a copy of the then-current draft of the purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by Administrative Agent (acting upon a Direction of the Requisite Lenders)), (2) to the extent available, quarterly and annual financial statements of the Person whose Capital Stock or assets are being acquired for the most recent twelve month period ending immediately prior to such Acquisition, including any audited financial statements that are available, (3) [reserved], and (4) any other due diligence materials related to such Acquisition prepared by the Company and/or its advisors;

(vi) any Person or assets or division as acquired in accordance herewith (x) shall be located in the United States, the United Kingdom, Switzerland, Germany, France, Spain, Ireland, Poland, Greece, Czech Republic, Norway, Canada, Japan, the Republic of Korea, Australia or New Zealand, or such other jurisdiction reasonably acceptable to the Lead Lender Representative and (y) shall be in a business that complies with Section 6.13;

(vii) the Acquisition shall be non-hostile;

(viii) the Company and its Subsidiaries comply with Sections 5.10 and 5.11 with respect to such Acquisition; and

(ix) the total consideration (excluding unsecured contingent consideration) in respect of all Permitted Acquisitions (other than consideration in the form of Capital Stock of the Company or funded with the net cash proceeds of any issuance of Capital Stock by the Company, in each case, in respect of Capital Stock issued up to sixty (60) days prior to such Acquisition and not otherwise applied) during the term of this Agreement shall not exceed $10,000,000.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent and the Requisite Lenders, (iii) includes an assessment of asbestos‑containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst‑case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of the Company’s, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non‑compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“PIK Election Notice” means a PIK Election Notice substantially in the form of Exhibit A-3.

“PIK Interest” as defined in Section 2.7(f).

“PIK Margin” means 10.25%.

“Platform” as defined in Section 10.1(b).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed as of the Closing Date by the Company and each Guarantor that is a Domestic Subsidiary in form and substance reasonably acceptable to the Requisite Lenders. For the avoidance of doubt, the form of Pledge and Security Agreement attached as Exhibit J hereto is acceptable to the Requisite Lenders.

“Prepayment Premium” means the amount set forth in chart below, determined by reference to the duration of time between the Credit Date of the applicable Term Loan (which shall be deemed to be the Closing Date for the purposes of this definition with respect to any Initial Term Loan deemed made in connection with a Subsequent Exchange) subject to such prepayment to and up to and including date of such prepayment:

Duration	Prepayment Premium
Less than or equal to 12 months	5.00% of the aggregate principal amount of the Term Loan subject to such prepayment, plus the Make-Whole Premium
Greater than 12 months, but less than or equal to 24 months	5.00% of the aggregate principal amount of the Term Loan subject to such prepayment
Greater than 24 months, but less than or equal to 36 months	3.00% of the aggregate principal amount of the Term Loan subject to such prepayment
Greater than 36 months	0.00% of the aggregate principal amount of the Term Loan subject to such prepayment

Notwithstanding the foregoing, if any voluntary or mandatory prepayment of the Term Loans is made less than or equal to 12 months after the Credit Date of any Term Loan in contemplation of any pending, proposed or intended Change of Control, then the Prepayment Premium payable with respect to such Term Loans prepaid shall be equal to the Make-Whole Premium.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate, as in effect from time to time, or, if such source or rate is unavailable, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent).

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801, (or such other location as Administrative Agent may from time to time designate in writing to Company and each Lender); provided further that all wires to Administrative Agent shall be made to the wiring instructions provided by Administrative Agent in writing from time to time.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Initial Term Loan of any Lender, the percentage obtained by dividing (a) the Initial Term Loan Exposure of that Lender, by (b) the aggregate Initial Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Delayed Draw Term Loan of any Lender, the percentage obtained by dividing (a) the Delayed Draw Term Loan Exposure of that Lender, by (b) the aggregate Delayed Draw Term Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Initial Term Loan Exposure and the Delayed Draw Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Initial Term Loan Exposure and the aggregate Delayed Draw Term Loan Exposure of all Lenders.

“Products” means any item or any service that is designed, created, tested, manufactured, distributed, managed, performed, or otherwise used, offered, or handled by or on behalf of the Credit Parties or any of their Subsidiaries.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Health Laws” means all applicable Requirements of Law relating to the procurement, development, manufacture, production, analysis, evaluation, distribution, dispensing, administration, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including any ingredient or component of the foregoing products) that is subject to regulation under the Federal Food, Drug, and Cosmetic Act; the Public Health Service Act; or similar U.S. and non-U.S. Requirements of Law (including Requirements of Law governing controlled substances, pharmacy, wholesale and other distribution activities, animal welfare, and consumer product safety).

“Qualified Cash” means, at any time of determination, the aggregate balance sheet amount of unrestricted Cash and Cash Equivalents included in the consolidated balance sheet of the Company and its Subsidiaries as of such time that is in Controlled Accounts.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Credit Party in any real property.

“Recipient” means (a) any Agent or (b) any Lender, as applicable.

“Register” as defined in Section 2.6(b).

“Registrations” means all Permits, licenses, registrations, and exemptions issued or allowed by any Governmental Authority (including FDA-establishment registration, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, certification marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Credit Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Credit Party or any of its Subsidiaries.

“Regulation D” means Regulation D of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund” means any Fund, investor, entity or account that is managed, sponsored, advised, or administered by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or affiliate of an entity that manages, administers, or advises a Lender, including any limited partner or investor in any of the foregoing persons or entities described in clauses (a) or (b).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board of Governors or the NYFRB, or a committee officially endorsed or convened by the Board of Governors or the NYFRB, or any successor thereto.

“Required Percentage” shall mean (a) prior to the Delayed Draw Credit Date, sixty percent (60%); (b) after the Delayed Draw Credit Date, but prior to the Payment in Full of all outstanding Delayed Draw Term Loans, one-hundred percent (100%); and (c) after the Delayed Draw Credit Date, to the extent all outstanding Delayed Draw Term Loans have been Paid in Full, sixty percent (60%).

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all treaties, laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, other binding administrative pronouncements, persuasive guidance, statutes, common law, case law or treaties (including all Environmental Laws, Health Care Laws and Public Health Laws).

“Requisite Lenders” means one or more Lenders having or holding Initial Term Loan Exposure and Delayed Draw Term Loan Exposure and representing more than 50% of the aggregate Voting Power Determinants of all Lenders; provided that at any time there are two (2) or more Lenders that are not Affiliates of one another, “Requisite Lenders” shall consist of not less than two (2) such Lenders; provided that any Defaulting Lender shall not be considered to be a “Lender” for purposes of this definition so long as such default is continuing.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means (i) any dividend, other distribution, or liquidation preference, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock (other than any Disqualified Capital Stock) to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iv) [reserved]; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in‑substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, Earn Out Obligations or seller financing indebtedness. Notwithstanding the foregoing, conversion of any convertible Securities into Capital Stock and cash in lieu of fractional shares shall not be a Restricted Junior Payment.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions, including, as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, the non-government controlled Kherson and Zaporizhzhia Regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person located, operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled, directly or indirectly, by any such Person described in clause (i) or (ii) of this definition.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, U.S. Department of State, or U.S. Department of Commerce, (ii) the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury of the United Kingdom, or (iii) any other relevant sanctions authority.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, including any Capital Stock and any Hedge Agreements or other derivatives.

“Securities Account” means any “securities account” as defined in Article 8 of the UCC and any “commodity account” as defined in Article 9 of the UCC.

“Securities Account Control Agreement” means, with respect to a Securities Account, an agreement in form and substance reasonably satisfactory to Collateral Agent and the Requisite Lenders that (i) is entered into among Collateral Agent, the Securities Intermediary at which the applicable Securities Account is maintained, and the Credit Party having rights in or to the underlying financial assets credited to or maintained in such Securities Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Securities Account.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means any “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest at a rate determined by reference to Adjusted Term SOFR other than pursuant to clause (iii) of the definition of “Base Rate”.

“Solvency Certificate” means a certificate of the Chief Financial Officer of the Company substantially in the form of Exhibit F‑2.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date of determination; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become absolute and matured. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Basket Adjustment Amount” means an amount equal to (i) $10,000,000 if the weighted average repurchase price of all 2026 Convertible Senior Notes repurchased using the Specified Basket is less than or equal to $0.45 per $1.00 of principal amount so repurchased, (ii) $0 if the weighted average repurchase price of all 2026 Convertible Senior Notes repurchased using the Specified Basket is equal to or greater than $0.55 per $1.00 of principal amount so repurchased, and (iii) if the weighted average repurchase price of all 2026 Convertible Senior Notes repurchased using the Specified Basket is greater than $0.45 per $1.00 of principal amount so repurchased and less than $0.55 per $1.00 of principal amount so repurchased, an amount calculated based on the weighted average repurchase price of all 2026 Convertible Senior Notes repurchased using linear interpolation between $10,000,000 at $0.45 per $1.00 of principal amount so repurchased and $0 at $0.55 per $1.00 of principal amount so repurchased.

“Specified Event of Default” means an Event of Default pursuant to Section 8.1(a), Section 8.1(c) (solely in respect of failure to comply with Section 5.1(b), (c) or (d) or Section 6), Section 8.1(f) or Section 8.1(g).

“Specified Milestone Payments” means payments in respect of any milestone (i) based solely on elapsed time, operating process or closing steps (i.e. transfer of the related Investigational New Drug Application or other necessary steps to complete the purchase, collaboration or license), (ii) based on the final decision by a regulatory or similar agency, or (iii) linked to commercial sales, post approval or an equivalent process.

“Subordinated Indebtedness” means any Indebtedness that is contractually subordinated in right of payment or lien ranking (as applicable) to the Obligations or related Liens.

“Subordination Agreement” means, with respect to any Subordinated Indebtedness, the corresponding subordination or intercreditor agreement, if any, among Administrative Agent and/or Collateral Agent, on the one hand, and the creditor or creditors (or their respective agents) in respect of such Subordinated Indebtedness, on the other hand, which shall be in form and substance acceptable to Administrative Agent and the Requisite Lenders.

“Subsequent Exchange” as defined in Section 2.2.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election or appointment of the Person or Persons (whether Directors, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Obligation” as defined in “Excluded Swap Obligation”.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto), imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Loan” means an Initial Term Loan or a Delayed Draw Term Loan.

“Term SOFR” means:

(i) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(ii) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a one month tenor on the day that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means 0.10% (10 basis points):

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Party Payor” means any Governmental Payor, Blue Cross and/or Blue Shield, commercial insurers, private insurers, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment or reimbursement programs sponsored or maintained by any Third Party Payor.

“Title Policy” as defined in the definition of Mortgaged Real Estate Documents.

“Transaction Costs” means the fees, costs and expenses payable by the Company, any of Company’s Subsidiaries to the extent paid or payable to non-Affiliates on or before the Closing Date in connection with the Transactions.

“Transactions” means transactions contemplated by the Credit Documents or the Note Purchase Agreements to occur on or prior to the Closing Date.

“Treasury Rate” means with respect to any date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to (x) the first anniversary of the Credit Date or (y) the second anniversary of the Credit Date, as applicable pursuant to the definition of “Make Whole Premium”; provided that if the period from such date to the such anniversary of the Closing Date is not within one month of a constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be determined by using the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year or two years, as applicable.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the U.S. Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“UCC” means the Uniform Commercial Code (or any similar or equivalent statute or law) as in effect in any applicable jurisdiction.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” as defined in Section 2.19(c).

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of one of Exhibits E-1, E-2, E-3 or E-4, as applicable.

“Voting Power Determinants” means, collectively, Initial Term Loan Exposure and the Delayed Draw Term Loan Exposure.

“WARN” as defined in Section 4.19.

“Wholly-Owned” means, in reference to any Subsidiary of a specified Person, that 100% of the Capital Stock of such Subsidiary (other than (x) Directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Accounting Terms, Financials Statements, Calculations, Etc. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Company to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, (i) for purposes of determining compliance with the financial covenants contained in this Agreement, any election by any Credit Party to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting treatment of “operating” and “capital” leases scheduled to become effective for fiscal years beginning after December 15, 2018 as set forth in the Accounting Standards Update No. 2016-02, Leases, (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any similar publication issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to December 15, 2018.  For purposes of determining pro forma compliance with any financial covenant as of any date prior to the initial test date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such initial test date. When used herein, the term “financial statements” shall be construed to include all notes and schedules thereto. Except as otherwise provided therein, this Section 1.2 shall apply equally to each other Credit Document as if fully set forth therein, mutatis mutandis.

1.3    Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. Any requirement for a referenced agreement, instrument, certificate or other document to be in “substantially” the form of an Appendix, Schedule, or Exhibit hereto means that such referenced document shall be in the form of such Appendix, Schedule, or Exhibit with such modifications to such form as are approved by Administrative Agent, and, in the case of any Collateral Document, Collateral Agent, in each case in such Agent’s sole discretion. The words “hereof”, “hereunder”, “hereby”, and words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the words “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed as having the same meaning and effect as the word “shall”. The words “assets” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties of any relevant Person or Persons. In the computation of periods of time in any Credit Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. The terms lease and license shall be construed to include sub-lease and sub-license. Whenever the context may require, any pronoun shall be construed to include the corresponding masculine, feminine, and neuter forms. References to Persons include their respective permitted successors and assigns. Except as otherwise expressly provided herein, references to statutes, legislative acts, laws, regulations, and rules shall be deemed to refer to such statutes, acts, laws, regulations, and rules as in effect from time to time, including any amendments of the same and any successor statutes, acts, laws, regulations, and rules, unless any such reference is expressly limited to refer to any statute, act, law, regulation, or rule “as in effect on” a specified date. Except as otherwise expressly provided herein, any reference in or to this Agreement (including any Appendix, Schedule, or Exhibit hereto), any other Credit Document, or any other agreement, instrument, or other document shall be construed to refer to the referenced agreement, instrument, or document as assigned, amended, restated, supplemented, or otherwise modified from time to time, in each case in accordance with the express terms of this Agreement and any other relevant Credit Document unless such reference is expressly limited to refer to such agreement, instrument, or other document “as in effect on” a specified date. Except as otherwise provided therein, this Section 1.3 shall apply equally to each other Credit Document as if fully set forth therein, mutatis mutandis.

1.4    Rates. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Company. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Company, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2	LOANS

2.1      Term Loans.

(a)     Loan Commitments. Subject to the terms and conditions hereof:

(i)     each Closing Date Lender severally agrees to make, on the Closing Date, an Initial Term Loan to Company in an amount equal to such Lender’s Initial Term Loan Commitment; and

(ii)    each Lender severally agrees to make on any Business Day after the Closing Date and prior to the Delayed Draw Commitment Termination Date, a Delayed Draw Term Loan to Company in an aggregate amount equal to such Lender’s Delayed Draw Term Loan Commitment immediately prior to giving effect to such Delayed Draw Term Loan.

Except for the borrowing of any Exchange Term Loans in accordance with Section 2.2, company may make only one borrowing under the Initial Term Loan Commitment, which borrowing may only occur on the Closing Date. Company may make only one borrowing of the Delayed Draw Term Loan Commitment, which borrowing may only occur during the Delayed Draw Commitment Period. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.12 and 2.13, all amounts owed hereunder with respect to the Initial Term Loans and the Delayed Draw Term Loans shall be Paid in Full no later than the Maturity Date. Each Lender’s Initial Term Loan Commitment shall terminate immediately and fully without further action by any Person upon the funding of such Lender’s Initial Term Loan Commitment on the Closing Date. Each Lender’s Delayed Draw Term Loan Commitment shall (x) automatically and permanently be reduced by the amount of each Delayed Draw Term Loan made by such Lender hereunder, and (y) terminate immediately and without further action by any Person on the Delayed Draw Commitment Termination Date.

(b)     Borrowing Mechanics for Term Loans.

(i)    Company shall deliver to Administrative Agent a fully executed Funding Notice on the Closing Date with respect to Initial Term Loans made on the Closing Date. Following the Closing Date, whenever Company desires that Lenders make Delayed Draw Term Loans, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (Pacific time) at least thirty (30) days in advance of (but no earlier than thirty-five (35) days prior to) the proposed Credit Date. Except as otherwise provided herein, a Funding Notice for a Term Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)    Each Lender shall make its Initial Term Loan and/or Delayed Draw Term Loan, as the case may be, available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account as designated in writing to Administrative Agent on Funding Notice by Company.

(c)     During the Delayed Draw Commitment Period, the drawing under the Delayed Draw Term Loan Commitments shall be made in one draw for the full amount of the Delayed Draw Term Loan Commitment.

2.2    Subsequent Exchange. Subject to the terms and conditions of this Agreement (including Section 3.2 hereof), and in reliance upon the representations and warranties of the Credit Parties contained herein, each Exchange Lender shall, upon the occurrence of the applicable Exchange Effective Date, be deemed to have exchanged a portion of such Exchanged Lender’s 2026 Convertible Senior Notes (as set forth in the applicable Exchange Notice) for an additional principal amount of Initial Term Loans set forth in the applicable Exchange Notice, bearing interest on the unpaid principal amount thereof from the relevant Exchange Effective Date and otherwise in accordance with Section 2.7, without constituting a novation and such amounts shall be deemed borrowed hereunder on such date (each such exchange a “Subsequent Exchange” and the resulting Initial Term Loans, the “Exchange Term Loans”). For the avoidance of doubt, following the applicable Exchange Effective Date, Exchange Term Loans shall be deemed to be Initial Term Loans for all purposes under this Agreement.

2.3      Reserved.

2.4      Pro Rata Shares; Availability of Funds.

(a)     Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)     Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks. In the event that (i) Administrative Agent declines to make a requested amount available to Company until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement, and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Company on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Company through and including the time of Company’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable for such Class of Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.5     Use of Proceeds. The proceeds of the Initial Term Loans shall be applied by Company to pay consideration due to the Lenders in the Initial Exchange Transaction and any subsequent exchanges of 2026 Convertible Senior Notes prior to the Exchange Deadline. The proceeds of the Delayed Draw Term Loan shall be applied by the Company (i) to fund the commercialization of Narsoplimab and (ii) to pay fees and out-of-pocket expenses associated therewith. Notwithstanding anything to the contrary in this Agreement, no Credit Extension or proceeds thereof may be used in any manner that conflicts with Section 4.18(b) or Section 4.26(a).

2.6      Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)     Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)     Register. Administrative Agent (or an agent or sub-agent appointed by it), acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at its Principal Office in the United States a register for the recordation of the names and addresses of Lenders and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender (with respect to (i) any entry relating to such Lender’s Loans, and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any Loan. Company hereby designates Administrative Agent to serve as Company’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6.

(c)     Promissory Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or notes, in the form attached hereto as Exhibit A-2, to evidence such Lender’s Initial Term Loan or Delayed Draw Term Loan, as the case may be.

2.7      Interest on Loans.

(a)     Except as otherwise set forth in clause (f) below, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at the Adjusted Term SOFR for the Interest Period plus the Applicable Margin.

(b)     The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any SOFR Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the Funding Notice.

(c)     There shall be no more than four Interest Periods outstanding at any time. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Loans for which an interest rate is then being determined for the applicable Interest Period and will promptly give notice thereof to Company and each Lender.

(d)     Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a three hundred sixty‑day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)    Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date (each such payment pursuant to this clause (i), an “Interest Payment”); (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.

(f)      PIK Election. By delivering a PIK Election Notice to the Administrative Agent and the Lenders no later than five (5) Business Days prior to the applicable Interest Payment Date, the Company may elect to pay up to fifty percent (50%) of any Interest Payment in kind by adding the portion of such Interest Payment to the outstanding principal amount of the Term Loans (any such capitalized interest, “PIK Interest”). Following a PIK Election, both the cash and the PIK Interest portion of such Interest Payment shall be calculated at a rate equal to Adjusted Term SOFR for the Interest Period plus the PIK Margin. All such PIK Interest shall thereafter constitute principal and bear interest in accordance with this Section 2.7 and otherwise be treated as Term Loans for all purposes under this Agreement.

2.8     Original Issue Discount. The Delayed Draw Term Loan is deemed to be made with original issue discount for U.S. federal income tax purposes. Requests for information regarding the issue price, amount of original issue discount, issue date, and yield to maturity on the loans shall be directed to the Company care of David Borges at (206) 676-5016.

2.9    Default Interest. Upon the occurrence and during the continuance of a Specified Event of Default, all Obligations shall thereafter bear interest (including post‑petition interest in any proceeding under any Debtor Relief Laws) payable on demand at a rate that is three percent (3.00%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans pursuant to Section 2.7(a). Payment or acceptance of (i) the increased rates of interest provided for in this Section 2.9 or (ii) any amount of interest that is less than the amount due, in each case is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

2.10     Prepayment Premium and Fees.

(a)     In the event that all or any portion of the Term Loans is voluntarily prepaid in cash pursuant to Section 2.12 or mandatorily repaid (or prepaid) pursuant to Section 2.13 or accelerated prior to the Maturity Date for any reason (including, without limitation, automatic acceleration upon an Event of Default under Section 8.1(f) and 8.1(g) or upon any redemption or buyback (including upon any Change of Control)), in each case, whether before or after acceleration of the Obligations or the commencement of a proceeding under any Debtor Relief Law, such prepayment or redemption shall be accompanied by an amount equal to the applicable Prepayment Premium. For the avoidance of doubt, to the extent any calculation of the Prepayment Premium includes any Make-Whole Premium, the Administrative Agent shall be entitled to rely on a Direction of the Requisite Lenders with respect to the calculation of such Make-Whole Premium.

(b)    Company agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders having Delayed Draw Term Loan Commitments, a funding fee equal to 3.00% of the aggregate principal amount of the Delayed Draw Term Loans actually funded on the Delayed Draw Credit Date. The fee paid pursuant to this Section 2.10(b) shall be effected in the form of original issue discount. Such fee will be in all respects fully earned, due, and payable on the Delayed Draw Credit Date and non-refundable and non-creditable thereafter.

(c)     In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon, including the fees set forth in the Agency Fee Letter.

(d)      The fees referred to in Section 2.10(a) shall be calculated on the basis of a three hundred sixty-day year and the actual number of days elapsed.

2.11    Payment at Maturity. The Term Loans, together with all other amounts owed hereunder with respect thereto, shall be Paid in Full on the Maturity Date.

2.12    Voluntary Prepayments. Any time and from time to time Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.10(a)) in cash in an aggregate minimum amount of $5,000,000 (or, if less, (a) the entire principal amount outstanding, or (b) the amount by which the aggregate amount of all prepayments made pursuant to Sections 2.12 or 2.13 (other than Section 2.13(d)) made prior to November 1, 2025 are less than $20,000,000) and integral multiples of $1,000,000 (or, if less, (a) the entire principal amount outstanding, or (b) the amount by which the aggregate amount of all prepayments made pursuant to Sections 2.12 or 2.13 (other than Section 2.13(d)) made prior to November 1, 2025 are less than $20,000,000) in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ prior written notice (including a calculation of amounts due under Section 2.10(a)), in each case given to Administrative Agent by 12:00 p.m. (Pacific time) on the date required (and Administrative Agent will promptly transmit such written notice for Term Loans to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein subject to any conditions set forth in such notice. Any such voluntary prepayment shall be applied as specified in Section 2.14(b).

2.13    Mandatory Prepayments.

(a)      Asset Sales.

(i)     No later than the fifth (5th) Business Day following the date of receipt by any Credit Party or any of its Subsidiaries of any Net Asset Sale Proceeds (it being understood that such Net Asset Sale Proceeds shall be deposited into a Controlled Account promptly after receipt thereof), the Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to sixty percent (60%) of such Net Asset Sale Proceeds plus any amount due pursuant to Section 2.10(a).

(ii)   No later than the fifth (5th) Business Day following the date of receipt by any Credit Party or any of its Subsidiaries of any Net Narsoplimab Sale Proceeds (it being understood that such Net Narsoplimab Sale Proceeds shall be deposited into a Controlled Account promptly after receipt thereof), the Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to the Required Percentage of such Net Narsoplimab Sale Proceeds plus any amount due pursuant to Section 2.10(a).

(iii)   No later than the fifth (5th) Business Day following the date of receipt by any Credit Party or any of its Subsidiaries of any DRI Milestone Payment (it being understood that such DRI Milestone Payment shall be deposited into a Controlled Account promptly after receipt thereof), the Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to twenty-five percent (25%) of such DRI Milestone Payment plus any amount due pursuant to Section 2.10(a); provided that with respect to Purchaser Milestone Payment 1 (as defined in the DRI Royalty Purchase Agreement), the amount of Loans to be prepaid under this Section 2.13(a)(iii) shall be reduced by the amount of any Milestone True-Up Amount previously paid.

(b)    Insurance/Condemnation Proceeds. No later than the fifth (5th) Business Day following the date of receipt by any Credit Party or any of its Subsidiaries, or Administrative Agent as lender loss payee, of any Net Insurance/Condemnation Proceeds (it being understood that such Net Insurance/Condemnation Proceeds received by a Credit Party shall be deposited by such Credit Party into a Controlled Account on the same Business Day as receipt thereof), Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such Net Insurance/Condemnation Proceeds plus any amounts due pursuant to Sections 2.10(a); provided, that so long as no Default or Event of Default shall have occurred and be continuing, (such amounts, the “Insurance/Condemnation Reinvestment Amounts”), Company shall have the option, directly or through one or more of its Subsidiaries to invest such Insurance/Condemnation Reinvestment Amounts within three hundred and sixty five (365) days of receipt thereof (or, to the extent committed to be reinvested during such period, an additional one hundred and eighty (180) days thereafter) (the “Insurance/Condemnation Reinvestment Period”) in long term assets of the general type used or useful in the business of the Company and its Subsidiaries (as of the Closing Date), which investment may include the repair, restoration or replacement of the relevant assets in respect of which such Net Insurance/Condemnation Proceeds were received. In the event that such Insurance/Condemnation Reinvestment Amounts are not reinvested by Company prior to the expiration of the applicable Insurance/Condemnation Reinvestment Period, then, at such time, an Event of Default shall be deemed to have occurred and be continuing under this Section 2.13(b) until a prepayment is made in an amount equal to such Insurance/Condemnation Reinvestment Amounts that have not been so reinvested.

(c)      Reserved.

(d)     Issuance of Debt. On the date of receipt by any Credit Party or any of its Subsidiaries of any Cash proceeds (it being understood that any such Cash proceeds shall be deposited into a Controlled Account promptly after receipt thereof) from the incurrence of any Indebtedness of any Credit Party or any of its Subsidiaries, excluding any Cash proceeds received with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1, Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds plus all amounts due under Section 2.10(a), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including legal fees and expenses.

(e)      Reserved.

(f)      2026 Convertible Senior Notes Trigger. To the extent on November 1, 2025, the aggregate principal amount of 2026 Convertible Senior Notes is equal to or greater than the sum of (i) $38,500,000 and (ii) the aggregate principal amount of any 2026 Convertible Senior Notes held by Lenders hereunder on such date, on November 14, 2025, the Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to, if greater than zero, the amount by which the sum of all prepayments made pursuant to Sections 2.12 or 2.13 above (other than Section 2.13(d)) prior to November 1, 2025 plus, to the extent that the Company has provided a certification to the Lead Lender Representative on or before November 1, 2025 that Milestone Event 1 (as defined in the DRI Royalty Purchase Agreement) has been satisfied (together with calculations and back up information satisfactory to the Lead Lender Representative in its reasonable discretion), twenty-five percent (25%) of the expected net after Tax proceeds of the Purchaser Milestone Payment 1 certified to, is less than $20,000,000, plus any amounts due pursuant to Sections 2.10(a). Notwithstanding the foregoing, to the extent the amount of net after Tax proceeds of the Purchaser Milestone Payment 1 actually received by the Company by January 20, 2026 is less than the amount set forth in the aforementioned certification, the Company shall redetermine the amount due pursuant this clause (f) and pay any additional amounts owed pursuant to such redetermination no later than January 20, 2026 (the amount of any such payment (excluding any amount due pursuant to Section 2.10(a) in respect thereof), the “Milestone True-Up Amount”).

(g)      Change of Control. Upon the occurrence of a Change of Control, the Company shall prepay the outstanding amount of all of the Loans together with all accrued and unpaid interest thereon plus all amounts due under Section 2.10(a) plus all other Obligations due and owing (it being understood and agreed the payment pursuant to this clause (g) shall be in addition to any other right and remedy that the Agents or any other Secured Party has as a result of an Event of Default arising from the occurrence of such Change of Control).

(h)       Reserved.

(i)      Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.13(a) through 2.13(h), Company shall deliver to Administrative Agent a certificate of a Chief Financial Officer demonstrating the calculation of the amount of the applicable net proceeds and compensation owing to Lenders under any of the Credit Documents, if any (including a calculation of amounts due under Section 2.10(a)). In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess plus all applicable fees payable under Section 2.10(a), and Company shall concurrently therewith deliver to Administrative Agent a certificate of a Chief Financial Officer demonstrating the derivation of such excess.

2.14    Application of Prepayments/Reductions.

(a)      Reserved.

(b)     Application of Prepayments. Any voluntary prepayments of Term Loans pursuant to Section 2.12 and any mandatory prepayment of any Loan pursuant to Section 2.13 shall include any prepayment fee set forth in Section 2.10 and shall be applied as follows:

(i)     first, to the payment of all fees other than any premium, and all expenses and indemnities specified in Section 10.2 and 10.3, in each case to the full extent thereof;

(ii)    second, to the payment of any accrued interest at the Default Rate due and owing on the Initial Term Loans, if any;

(iii)    third, to the payment of any accrued interest due and owing on the Initial Term Loans (other than Default Rate interest);

(iv)    fourth, to the payment of the applicable premium, if any, due and owing on the Initial Term Loans or Initial Term Loan Commitment;

(v)     fifth, to prepay Initial Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof);

(vi)    sixth, to the payment of any accrued interest at the Default Rate due and owing on the Delayed Draw Term Loans, if any;

(vii)    seventh, to the payment of any accrued interest due and owing on the Delayed Draw Term Loans (other than Default Rate interest);

(viii)   eighth, to the payment of the applicable premium, if any, due and owing on the Delayed Draw Term Loans or Delayed Draw Term Loan Commitment;

(ix)    ninth, to prepay Delayed Draw Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and

(x)     tenth, to payment of any remaining Obligations then due and payable,

provided that, at the prior election of the Company, such prepayment may instead be applied in the following order: Sections 2.14(b)(i), (vi), (vii), (viii), (ix), (ii), (iii), (iv), (v), and (x).

2.15    General Provisions Regarding Payments.

(a)    All payments by Company of principal, interest, fees and other Obligations shall be made in cash in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (Pacific time) on the date due by wire transfer to an account designated by Administrative Agent from time to time. For purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b)      All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payment received in respect of any Loan on a date when interest or premium is due and payable with respect to such Loan) shall be applied to the payment of interest and premium then due and payable before application to principal.

(c)     Administrative Agent (or an agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)      [reserved].

(e)     Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f)      [reserved].

(g)     Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (Pacific time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is Paid in Full.

(h)     If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all fees, indemnities, expenses and other amounts payable to any Agent hereunder or under any other Credit Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16   Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of Section 2.14), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set‑off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.16 shall not be construed to apply to (a) any payment made by any Credit Party pursuant to and in accordance with the express terms of any Credit Document (including amounts received by a Lender pursuant to Sections 2.18 or 2.19) or any Note Purchase Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.17    Making or Maintaining SOFR Loans.

(a)    Changed Circumstances/Temporary Adjusted Term SOFR Unavailability. Subject to clause (b) below, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i)     Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii)      the Requisite Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Requisite Lenders have provided notice of such determination to Administrative Agent,

Administrative Agent will promptly so notify Company and each Lender.

Upon notice thereof by Administrative Agent to Company, any obligation of the Lenders to make SOFR Loans, and any right of the Companies to continue SOFR shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until Administrative Agent (with respect to clause (ii), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (i) Company may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Companies will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Credit Parties shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to this Section 2.17. Subject to clause (b), if Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until Administrative Agent revokes such determination.

(b)      Benchmark Replacement.

(i)    Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent (acting upon a Direction of the Requisite Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii)   Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Company and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 2.17 and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.17.

(iv)   Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent (acting upon a Direction of the Requisite Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent (acting upon a Direction of the Requisite Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)   Benchmark Unavailability Period. Upon Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, Company may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Companies will be deemed to have converted any such request into a request for a Base Rate Loan or a conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(c)      Illegality or Impracticability of SOFR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Administrative Agent) that the making, maintaining, converting to, or continuation of its SOFR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof that materially and adversely affect the ability of such Lender to make, maintain, convert to, or continue its SOFR Loans, then, and in any such event, such Lender shall be an “Affected Lender” and such Affected Lender shall on that day give written or telephonic (promptly confirmed in writing) notice to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, SOFR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a SOFR Loan then being requested by Company pursuant to a Funding Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding SOFR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a SOFR Loan then being requested by Company pursuant to a Funding Notice, Company shall have the option, subject to the provisions of Section 2.17(d), to rescind such Funding Notice as to all Lenders by giving written or telephonic (promptly confirmed in writing) notice to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). For the avoidance of doubt, the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to clause (iii) of the definition of “Base Rate”, in each case, until such Affected Lender notifies Administrative Agent and Company that the circumstances giving rise to such determination no longer exist.

(d)     Compensation for Breakage or Non‑Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re‑employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing; (ii) if any prepayment or other principal payment of, or any conversion of, any of its SOFR Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by Company.

(e)     Booking of SOFR Loans. Any Lender may make, carry or transfer SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.18    Increased Costs; Capital Adequacy.

(a)     Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender or Agent shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Lender (or its applicable lending office), or the Agent to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder, any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the ability of such Lender to make, maintain, covert to, or continue its SOFR Loans; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) or Agent with respect thereto; then, in any such case, Company shall promptly pay to such Lender or Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Person in its reasonable discretion shall determine) as may be necessary to compensate such Person for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender or Agent shall deliver to Company (in the case of a Lender, with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Person under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)    Capital Adequacy and Liquidity Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any Change in Law regarding capital adequacy or liquidity, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any Change in Law regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)      Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Company shall not be required to compensate a Lender pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.19    Taxes; Withholding, Etc.

(a)     Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, unless required by applicable Requirements of Law.

(b)    Withholding of Taxes. If any Credit Party, Administrative Agent, or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by applicable Requirements of Law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to any Agent or any Lender under any of the Credit Documents: (i) such withholding agent shall notify Administrative Agent and the Company of any such requirement or any change in any such requirement promptly after becoming aware of it; (ii) Company, Administrative Agent, or any other Person (acting as a withholding agent) shall be entitled to make any such deduction or withholding in accordance with applicable Requirements of Law and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law; and (iii) if such Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding (including for any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19), the applicable Recipient receives on the due date an amount equal to what it would have received had no such deduction or withholding for Indemnified Taxes been required or made.

(c)      Evidence of Exemption From U.S. Withholding Tax.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(c)(ii) or Section 2.19(d)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing,

(1)      each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) (a “Non‑U.S. Lender”) shall deliver to Company and Administrative Agent, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), the following:

(A)    two copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W‑8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code, Treasury Regulations, or other applicable Requirements of Law or reasonably requested by Company or the Administrative Agent to establish that such Lender (and/or such Lender’s direct or indirect owners, if the Lender is not the beneficial owner of the Loans) is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or

(B)     if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a U.S. Tax Compliance Certificate together with two copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E or W-8IMY (or, in each case, any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or the Administrative Agent to establish that such Lender (and/or such Lender’s direct or indirect owners, if the Lender is not the beneficial owner of the Loans) is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.

(2)      each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) (a “U.S. Lender”) shall deliver to Administrative Agent and Company on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two copies of Internal Revenue Service Form W‑9 (or any successor form), properly completed and duly executed by such U.S. Lender, certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax, or otherwise prove that it is entitled to such an exemption.

(3)    Each Lender required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W‑8ECI, W-8EXP, W-8IMY, and/or W-9 (or, in any case, any successor form), or a U.S. Tax Compliance Certificate and two copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, or W-8IMY (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or the Administrative Agent to confirm or establish that such Lender is not subject to deduction or withholding of U.S. federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(iii)   Each Agent shall deliver to the Company, on or prior to the Closing Date, a duly executed Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8, as appropriate.

(d)     FATCA. If a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to Company and Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Company or Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or Administrative Agent as may be necessary for Company and Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

(e)    Payment of Other Taxes by Company. Without limiting the provisions of Section 2.19(b), Company shall timely pay to the relevant Governmental Authorities in accordance with applicable Requirements of Law or, at the option of the Administrative Agent timely reimburse it for the payment of, all Other Taxes.

(f)     Indemnification by Credit Parties. Credit Parties shall jointly and severally indemnify any Agent and any Lender for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid or payable by Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Credit Party shall be conclusive absent manifest error. Such payment shall be due within ten days of such Credit Party’s receipt of such certificate.

(g)     Indemnification by the Lenders. Each Lender shall severally indemnify each Agent for (i) Indemnified Taxes attributable to such Lender (but only to the extent that Company has not already indemnified such Agent therefor and without limiting the obligation of Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Such payment shall be due within ten days of such Lender’s receipt of such certificate. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by any Agent to such Lender from any other source against any amount due to such Agent under this paragraph (g).

(h)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.19, such Credit Party shall deliver to Administrative Agent a copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(i)       Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)        Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(k)       For purposes of this Section 2.19, the term “applicable Requirements of Law” includes FATCA.

2.20   Obligation to Mitigate. Each Lender agrees that, if such Lender requests payment under Section 2.17, 2.18 or 2.19, then such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender if, as a result thereof, the additional amounts payable to such Lender pursuant to Section 2.17, 2.18 or 2.19, as the case may be, in the future would be eliminated or reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21  Tax Treatment. The Company and the Lenders hereby acknowledge and agree that, for U.S. federal income tax purposes, the Company has determined, for purposes of Section 1.1273-2(c) of the Treasury Regulations, that the 2026 Convertible Senior Notes constitute property traded on an established market. The parties hereto agree to report all income tax matters with respect to the 2026 Convertible Senior Notes and Term Loans consistent with this Section 2.21 and shall not take any action or file any Tax return, report or declaration inconsistent herewith unless required to do so by a change in applicable Requirements of Law or by a Tax authority following an audit or examination.

2.22    [Reserved].

2.23    Defaulting Lenders.

(a)     Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Company may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Company, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Company as a result of any judgment of a court of competent jurisdiction obtained by Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.23(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)      Defaulting Lender Cure. If Company and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Company while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

SECTION 3	CONDITIONS PRECEDENT

3.1      Closing Date. The obligation of each Lender to enter into this Agreement and to make any Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date (in each case, except to the extent required to be satisfied as a condition subsequent in accordance with Section 5.15):

(a)     Credit Documents; Note Purchase Agreements. Administrative Agent and Lenders (or their respective counsels) shall have received sufficient copies of (i) this Agreement, the promissory notes, if any are requested, the Pledge and Security Agreement, and each other Credit Document to be dated as of the Closing Date, in each case as Administrative Agent or any Lender shall request, in form and substance satisfactory to the Requisite Lenders, and originally executed and delivered by each applicable Credit Party and each other Person party thereto, and (ii) the Note Purchase Agreements to be executed on the Closing Date duly executed and delivered by the parties thereto, in each case, in form and substance satisfactory to each Lender party thereto.

(b)      Organizational Documents; Incumbency. Administrative Agent and Lenders (or their respective counsels) shall have received in respect of each Credit Party (i) sufficient copies of each Organizational Document as Administrative Agent or any Lender shall request, in each case certified by an Authorized Officer of such Credit Party and, to the extent applicable, certified as of a recent date prior to the Closing Date by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party executing any Credit Documents to which it is a party; (iii) resolutions of the Board of Directors of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement, the other Credit Documents and the Note Purchase Agreements, in each case, to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an appropriate Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent or any Lender may reasonably request prior to the Closing Date.

(c)      Reserved.

(d)     Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are required in connection with the Transactions (including the entering into of the Credit Documents and the Note Purchase Agreements to be delivered on the Closing Date) and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e)     Personal Property Collateral. Except to the extent set forth in Section 5.15, in order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority Lien in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent (or its counsel):

(i)     evidence satisfactory to Collateral Agent and Lenders of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein) required to be provided on or prior to the Closing Date;

(ii)     a completed Collateral Questionnaire dated the Closing Date, together with all attachments contemplated thereby;

(iii)   fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions;

(iv)    [reserved]; and

(v)    an Intercompany Note and Subordination and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent and Lenders.

(f)      Evidence of Insurance. Collateral Agent (or its counsel) shall have received a certificate from each applicable Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect.

(g)     Opinions of Counsel to Credit Parties. Administrative Agent (or its counsel) shall have received executed copies of the written opinions of (i) Covington & Burling LLP and (ii) Karr Tuttle Campbell, as counsel for the Credit Parties as to such matters as Administrative Agent or any Lender may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent and Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent (or its counsel)).

(h)      Fees. Company shall have paid to each Agent the fees payable on or before the Closing Date pursuant to the Agency Fee Letter and all expenses payable pursuant to Section 10.2 that have accrued as of the Closing Date.

(i)       Solvency Certificate. On the Closing Date, Administrative Agent (or its counsel) shall have received a Solvency Certificate from Company dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent and Lenders certifying that after giving effect to the consummation of the Transactions and the Credit Extensions to be made on the Closing Date, Company and its Subsidiaries, as a whole, are and will be Solvent.

(j)      Closing Date Certificate. The Company shall have delivered to Administrative Agent (or its counsel) an executed Closing Date Certificate, together with all attachments thereto.

(k)      Due Diligence. Administrative Agent and each Lender shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and financial condition of the Credit Parties in scope and determination reasonably satisfactory to Administrative Agent and Requisite Lenders in their respective discretion.

(l)       Minimum Liquidity. Company shall demonstrate in form and substance reasonably satisfactory to Administrative Agent and Lenders that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, Company shall have minimum Consolidated Liquidity of at least $25,000,000.

(m)      No Material Adverse Change. Since December 31, 2023, no fact, circumstance, occurrence, change or event has occurred that constitutes, or would reasonably be expected to have, individually or in the aggregate, a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of such the Credit Parties, taken as a whole.

(n)       Reserved.

(o)      KYC Documentation. (i) At least five days prior to the Closing Date or such shorter period as may be agreed by the Administrative Agent, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(ii)    At least five days prior to the Closing Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Credit Party.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2     Conditions to Each Credit Extension. Conditions Precedent. The obligation of each Lender to make any Loan (including pursuant to a Subsequent Exchange), on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)    Administrative Agent (or its counsel) shall have received a fully executed and delivered Funding Notice (except in connection with a Subsequent Exchange);

(ii)    With respect to the Credit Extensions requested on the Delayed Draw Credit Date, any such Credit Extensions requested in respect of the Delayed Draw Term Loan shall not exceed the Delayed Draw Term Loan Commitment immediately prior to giving effect to such Credit Extensions;

(iii)    As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof;

(iv)    As of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v)     On the Delayed Draw Credit Date, the Company shall have received FDA Approval of Narsoplimab in HSCT-TMA; and

(vi)   With respect to the Credit Extensions requested on the Delayed Draw Credit Date, Administrative Agent (or its counsel) shall have received a duly executed letter of direction from Company addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Delayed Draw Credit Date of the proceeds of the Loans made on such date substantially in the form of Exhibit B hereto.

(b)    Notices. Any notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In the event of a discrepancy between the telephonic notice and the written notice, the written notice shall govern. In the case of any notice that is irrevocable once given, if Company provides telephonic notice in lieu of such notice in writing, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith, absent manifest error.

(c)     Each request for a borrowing of a Loan for the account of Company hereunder (or in connection with a Subsequent Exchange, delivery of an Exchange Notice) shall constitute a representation and warranty by Company as of the applicable Credit Date that the conditions contained in Section 3.2(a) have been satisfied or will be satisfied upon the consummation of such Credit Extension, when applicable.

SECTION 4	REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date in accordance with Section 3.2(a) that the following statements are true and correct:

4.1     Organization; Requisite Power and Authority; Qualification. Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2    Capital Stock and Ownership. Except as set forth on Schedule 4.2, Capital Stock of each of the Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non‑assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Company or any of its Subsidiaries outstanding that upon conversion or exchange would require, the issuance by the Company or any of its Subsidiaries of any additional Capital Stock of the Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, additional Capital Stock of the Company or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of the Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the consummation of the Transactions.

4.3     Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4     No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any material Requirement of Law applicable to the Company or any of its Subsidiaries, any of the Organizational Documents of such Credit Party, or any order, judgment or decree of any court or other agency of government binding on the Credit Parties; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of any obligation under any Material Contract, any Note Purchase Agreement, or any other material Contractual Obligation of the Credit Parties; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Credit Parties (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract, any Note Purchase Agreement, or any other material Contractual Obligation of the Credit Parties, except for such approvals or consents that have been obtained on or before the Closing Date and have been disclosed in writing to Lenders, in each case (other than with respect to the Organizational Documents of the Company) except to the extent as would not reasonable be expected to have a Material Adverse Effect.

4.5    Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (i) such that have been obtained or made and are in full force and effect, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date, (iii) filings under state or federal securities laws, (iv) notices required to be delivered by the Collateral Agent or any Lender in connection with, or the cooperation of any third Person (that is not an Affiliate of any Credit Party) that is required for, any exercise of any of the rights or remedies by the Collateral Agent or any Lender, and (v) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.6     Binding Obligation. Each Credit Document required to be delivered hereunder has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability regardless of whether considered in a proceeding in equity or at law.

4.7     Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods as of the dates and for the periods to which they relate, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments.

4.8      Reserved.

4.9     No Material Adverse Change. Since December 31, 2023, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10    Reserved.

4.11   Adverse Proceedings, Etc. Except as set forth on Schedule 4.11, there are no Adverse Proceedings that could reasonably be expected to result in a Material Adverse Effect or, as of the Closing Date, liability of the Company or any of its Subsidiaries in excess of $2,000,000, individually, or $5,000,000, in the aggregate for all such Adverse Proceedings. Neither the Company nor any of its Subsidiaries (a) is in violation of any applicable Requirements of Law (including Environmental Laws) that could reasonably be expected to result in a material liability, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to result in a material liability.

4.12    Payment of Taxes. All material tax returns and reports of the Company and its Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes due and payable and all material assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable (in each case other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company and/or its applicable Subsidiary, as the case may be).

4.13    Properties.

(a)     Title. Each of the Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property), and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1 and Section 5.15(a), in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9 or except to the extent as would not reasonably be expected to have a Material Adverse Effect. Except for Permitted Liens, all such properties and assets are free and clear of Liens.

(b)     Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, including an indication as to whether each such Real Estate Asset constitutes an Immaterial Fee-Owned Property and (ii) all Leasehold Properties. As of the Closing Date, each lease agreement, sublease or assignment (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting the Real Estate Assets referred to in the immediately preceding sentence is in full force and effect and the Company does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles whether brought in a proceeding in equity or at law.

4.14   Environmental Matters. Neither the Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to the violation of any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither the Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of the Company’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither the Company nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility in violation of applicable Requirements of Law, and none of the Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260‑270 or any state equivalent, except to the extent that such operations are undertaken in material compliance with Requirements of Law. Compliance with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Company or any of its Subsidiaries relating to the violation of any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15    No Defaults.

(a)      No event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

(b)      Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to result in a material liability.

4.16    Reserved.

4.17   Governmental Regulation. Neither the Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable. Neither the Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18    Federal Reserve Regulations; Exchange Act.

(a)      Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)    No portion of the proceeds of any Credit Extension has or will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19   Employee Matters. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Effect during the term of this Agreement. There is (a) no unfair labor practice complaint pending against the Company or any of its Subsidiaries, or to the best knowledge of the Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Company or any of its Subsidiaries or to the best knowledge of the Company, threatened against any of them, (b) no strike or work stoppage in existence or, to the knowledge of the Company, threatened involving the Company or any of its Subsidiaries, and (c) to the best knowledge of the Company, no union representation question exists with respect to the employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect. No Credit Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar federal or state law that remains unpaid or unsatisfied and could reasonably be expected to result in a Material Adverse Effect.

4.20   Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, the Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or opinion letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified in form and nothing has occurred subsequent to the issuance of such letter that could reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. Except as would not reasonably be expected to have a Material Adverse Effect, no liability with respect to an Employee Benefit Plan to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Company, any of its Subsidiaries or any of their ERISA Affiliates. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. Except as would not reasonably be expected to have a Material Adverse Effect, as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Except as would not reasonably be expected to have a Material Adverse Effect, the Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21    Reserved.

4.22    Solvency. Upon the consummation of the Transactions on the Closing Date, the Credit Parties are and, upon the incurrence of any Credit Extension on any date on which this representation and warranty is made, will be, taken as a whole, Solvent.

4.23    Note Purchase Agreements.

(a)      Delivery. The Company have delivered to Administrative Agent (or its counsel) complete and correct copies of each Note Purchase Agreement to be executed on or prior to the Closing Date and of all exhibits and schedules thereto as of the Closing Date.

(b)    Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Note Purchase Agreement to be executed on or prior to the Closing Date is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates); provided that such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof. Notwithstanding anything in the Note Purchase Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the Closing Date for the benefit of Lenders.

(c)      Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Note Purchase Agreements have been obtained and are in full force and effect.

4.24     Compliance with Statutes, Etc. (a) Each of Company and its Subsidiaries is in compliance with all applicable Permits (including all Registrations), statutes, regulations and orders of, and all applicable restrictions imposed by, the FDA and all Governmental Authorities, in respect of the conduct of its business and the ownership of its property and Products (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All Products developed, investigated, manufactured, tested, distributed or marketed by or on behalf of any Credit Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or other comparable Governmental Authority shall be developed, investigated, tested, manufactured, distributed and marketed in compliance in all material respects with the Public Health Laws and any other Requirements of Law, including Health Care Laws, Public Health Laws or any other applicable Requirement of Laws regarding registration and listing, product approval or premarket notification, good manufacturing practices, labeling, advertising, promotion, record-keeping, adverse event reporting, and post-market requirements (including any post-market pediatric studies) and have been and are being tested, investigated, distributed, marketed, and sold in compliance with Health Care Laws, Public Health Laws and all other Requirements of Law; provided, that with respect to the implementation of any post-marketing requirements, Company and its Subsidiaries shall be required only to exercise reasonable efforts to engage with the FDA with respect to such requirements so long as the FDA continues to allow the marketing and distribution of the applicable products.

(b)      No Governmental Payor is an account debtor of any Credit Party or any of their respective Subsidiaries.

4.25     Disclosure. (a) No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of the Company or any of its Subsidiaries (other than projections, pro forma financial information and information of a general economic or industry nature) for use in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact (known to the Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or such documents, certificates or statements not misleading in any material respect in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(b)       As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.26    Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.

(a)     None of the Company, any of its Subsidiaries, or any of their respective Directors, officers or, to the knowledge of the Company, employees, agents, advisors, or Affiliates is a Sanctioned Person. Each of the Company and its Subsidiaries and their respective Directors, officers and, to the knowledge of the Company, employees, agents, advisors and Affiliates is in compliance with all and has not violated any (i) Sanctions, (ii) Anti-Corruption and Anti-Bribery Laws, or (iii) Anti-Terrorism and Anti-Money Laundering Laws, in each case in any material respect. No part of the proceeds of any Credit Extension has or will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption and Anti-Bribery Laws, or (C) otherwise in any manner that would result in a violation in any material respect of Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, or Anti-Corruption and Anti-Bribery Laws by any Person.

(b)    The Company and its Subsidiaries have established and currently maintain policies, procedures and controls that are designed (and otherwise comply with applicable law) to ensure that each of the Company, its Subsidiaries, and each Controlled Entity, and each of their respective Directors, officers, employees and agents, is and will continue to be in compliance in all material respects with all applicable current and future Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, and Anti-Corruption and Anti-Bribery Laws.

4.27    Healthcare Matters; Compliance with Public Health Laws and Regulations.

(a)      Healthcare Matters.

(i)    Compliance with Health Care Laws. Each Credit Party is, and at all times during the three calendar years immediately preceding the Closing Date has been, in material compliance with all material Health Care Laws applicable to it, its assets, business or operations. No circumstance exists or event has occurred which could reasonably be expected to result in a material violation of any material Health Care Law.

(ii)    Accreditation. Each Credit Party has obtained and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent prudent and customary in the industry in which it is engaged or required by law (including any foreign law or equivalent regulation), except where the failure to have or maintain such accreditation in good standing or imposition of limitation or impairment would not have, in the aggregate, a Material Adverse Effect. There is no investigation, audit, claim review, or other action pending, or to the knowledge of any Credit Party, threatened in writing, which could reasonably be expected to result in a suspension, revocation, termination, restriction, limitation, modification or non-renewal of any accreditation currently maintained by a Credit Party that is material to it and its Subsidiaries.

(iii)    Adverse Proceedings; Audits. There are no pending (or, to the knowledge of any Credit Party, threatened in writing) Adverse Proceedings against or affecting any Credit Party relating to any actual or alleged non-compliance with any Health Care Law, except as would not reasonably be expected to have a Material Adverse Effect or, as of the Closing Date, liability of the Company or any of its Subsidiaries in excess of $2,000,000, individually, or $5,000,000, in the aggregate.

(iv)    Prohibited Transactions. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, no Credit Party, nor any officer, affiliate, employee or agent of any Credit Party, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Health Care Law; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Health Care Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Health Care Law or used or was given for any purpose other than that described in the documents supporting such payment. To the knowledge of each Credit Party, no person has filed or has threatened in writing to file against any Credit Party or their Affiliates an action under any federal or state whistleblower statute including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), except as would not reasonably be expected to be material to the Company and its Subsidiaries.

(v)     Exclusion. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, none of the Credit Parties, nor any owner, officer, director, employee, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Credit Party has been (or has been threatened in writing to be) (i) excluded from any Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in any Third Party Payor Program or is listed on the Department of Health and Human Services, Office of Inspector General or General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened in writing or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

(vi)    Corporate Integrity Agreement. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, none of the Credit Parties, nor any owner, officer, director, employee, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in any Credit Party is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws.

(b)      Without limiting the generality of any other representation or warranty made by any Credit Party, including any of their respective Subsidiaries, herein, except as would not reasonably be expected to be material to the Company and its Subsidiaries, each Credit Party, and each of its Subsidiaries, is conducting and has conducted its business and operations in compliance with, and neither any Credit Party, any of their respective Subsidiaries, or, to the knowledge of the Credit Party, any of their respective officers, directors or employees has engaged in any activities that would constitute a violation of any Health Care Laws or Public Health Laws, including, to the extent applicable, and without limitation: (i) any state licensure, credentialing, or certification requirement, including those limiting the scope of activities of persons acting without such license, credential, or certification, federal and state pharmacy laws and regulations, and compliance with all applicable U.S. Pharmacopeia chapters (or other applicable standards); (ii) any laws, rules and regulations imposed on the claims made or promotional or marketing efforts undertaken in connection with the services provided by any Credit Party, or any of their respective Subsidiaries, including any such laws, rules and regulations applicable to the advertising of such services, (iii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” or any state anti-kickback prohibition, (iv) the all-plan health care fraud prohibition under the Health Insurance Portability and Accountability Act of 1996, (v) applicable laws, statutes (including the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq.), rules, regulations and orders of the FDA, including that neither the Credit Parties nor any of their respective Subsidiaries has sold or distributed any products which are or were “adulterated,” “misbranded,” or otherwise violative within the meaning of the Federal Food, Drug, and Cosmetic Act; the Prescription Drug Marketing Act and (vi) the Controlled Substances Act (21 U.S.C. § 801 et seq.)

(c)      Except as would not reasonably be expected to be material to the Company and its Subsidiaries, each Credit Party, and each of their respective Subsidiaries, have complied with all applicable Requirements of Law relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, the dispensing or compounding of prescription drugs or controlled substances, and all applicable Requirements of Law and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances.

(d)      Except as would not reasonably be expected to be material to the Company and its Subsidiaries, each Credit Party’s, and each of their respective Subsidiaries’, products are developed, tested, compounded, prepared, manufactured, repackaged and stored, if and to the extent applicable, in compliance in all material respects with all applicable laws, including the Federal Food, Drug and Cosmetic Act, as amended by the Drug Quality and Security Act, USP Chapter <797>, all applicable Controlled Substances Act and federal and state pharmacy laws and regulations, all applicable Drug Enforcement Administration (“DEA”) requirements, and applicable regulations.

(e)     Except as would not reasonably be expected to be material to the Company and its Subsidiaries, (i) neither any Credit Party nor any of their respective Subsidiaries have been charged with or received any notice or communication from any Governmental Authority, including any subpoena or investigative demand, alleging noncompliance with any Health Care Laws or Public Health Laws; (ii) there is no civil, criminal, administrative, or regulatory action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, untitled letter, notice of violation letter, subpoena, civil investigative demand, audit, proceeding, other enforcement action by a Governmental Authority or a qui tam whistleblower acting on behalf of a Governmental Authority, or request for information related to noncompliance with, or otherwise involving, any Health Care Laws or Public Health Laws pending against any Credit Party, or any of their respective Subsidiaries; (iii) neither any Credit Party nor any of their respective Subsidiaries have any liability (whether actual or contingent) for failure to comply with any Health Care Laws or Public Health Laws; (iv) there has not been any violation of any Health Care Laws or Public Health Laws by any Credit Party, or any of their respective Subsidiaries in its submissions or reports to any Governmental Authority that has or would reasonably be expected to require investigation, corrective action, self-reporting, or enforcement action; (v) neither any Credit Party, nor any of their respective Subsidiaries, are party to or subject to any corporate integrity agreement, deferred prosecution agreement, consent order, consent decree or other settlement agreement or memorandum of understanding with any Governmental Authority relating to Health Care Laws or Public Health Laws; (vi) neither any Credit Party, nor any of their respective Subsidiaries, are subject to any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Authority relating to Health Care Laws or Public Health Laws; (vii) neither any Credit Party, nor any of their respective Subsidiaries, have received any information regarding, or has any knowledge of, any facts or circumstances that furnish any reasonable basis for any untitled letter, notice of violation letter, warning letter, or similar communication from FDA or any comparable Governmental Authority; and (viii) all reports, documents, applications, and notices required to be filed, maintained or furnished to any Governmental Authority or any private or government payment program by any Credit Party or any of their respective Subsidiaries have been so filed, maintained or furnished and all such reports, documents, applications and notices were true, complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(f)      Except as would not reasonably be expected to be material to the Company and its Subsidiaries, in the aggregate, there have been no recalls, and there are no pending or threatened recalls, of any product manufactured and distributed by any Credit Party, or any of their respective Subsidiaries.

(g)      Except as would not reasonably be expected to be material to the Company and its Subsidiaries, each Credit Party, and each of their respective Subsidiaries, has all material permits, licenses and registrations that are required for the operation in all material respects of the respective businesses as presently conducted, including facility and product registrations required by FDA, registrations or licenses required by DEA, and licenses required by state boards of pharmacy. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, no (i) suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such material permit, license or registration is pending or threatened in writing, (ii) event has occurred and no circumstance exists that would reasonably be expected to result in the suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such material permit, license or registration; and (iii) Credit Party, nor any of their respective Subsidiaries is not in compliance with the terms of any such material permit, license or registration. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, to the knowledge of the Credit Parties and their respective Subsidiaries, there are no inquiries, investigations or monitoring of activities pending or threatened in writing relating to any such material permits, licenses and registrations, except for routine audits or reviews.

(h)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, neither any Credit Party, nor any of their respective Subsidiaries, directly or indirectly, has: (i) made or caused to be made a materially false statement or representation of a material fact in any application for any benefit or payment; (ii) made or cause to be made any materially false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) presented or caused to be presented a claim for reimbursement that is for an item or service that was not provided as claimed or is false or fraudulent; or (iv) failed to disclose the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, to the knowledge of the Credit Parties and their respective Subsidiaries, no Person (terminated employee, contractor or otherwise) has raised allegations relative to any Credit Party or any of their respective Subsidiaries that would qualify such Person as a relator under the Federal False Claims Act (31 U.S.C. §§ 3729-3733), including allegations of non-compliance with any state or federal anti-kickback, physician self-referral or billing or coding requirements.

(i)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, the Credit Parties and their respective Subsidiaries have not (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Authority, (ii) failed to disclose any material fact required to be disclosed to the FDA, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) could establish a reasonable basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, the Credit Parties and their respective Subsidiaries are not the subject of any pending or, to Company’s knowledge, threatened in writing investigation by the FDA or other Governmental Authority pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy, or similar policy, and have not received any notification of any such potential investigation.

(j)      The Credit Parties and their respective Subsidiaries are not debarred under 21 U.S.C. § 335a and have not, nor to their knowledge, have any of their officers, employees, consultants or agents been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a or any similar law. There have been no, and there are no pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened in writing, appeals, adjustments, challenges, audits, inquiries, investigations, litigation, written notices of intent to audit with respect to reports or billings, or claims for refunds, overpayments, discounts or adjustments, in each case relating to any Credit Party, or any of their respective Subsidiaries and the Health Care Laws or Public Health Laws, in each case except as would not reasonably be expected to be material to the Company and its Subsidiaries. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, each Credit Party, and each any of their respective Subsidiaries, providing health care services for patients has implemented and operationalized financial hardship, and indigent care practices, procedures and controls which are compliant in all material respects with all Health Care Laws and Public Health Laws. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party, and each of their respective Subsidiaries, has implemented a corporate compliance program in material compliance with the guidelines for healthcare organizations published by the Office of Inspector General of the Department of Health and Human Services and the federal sentencing guidelines.

SECTION 5	AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1      Financial Statements and Other Reports. Unless otherwise provided below, the Company will deliver to Administrative Agent and Lenders:

(a)      [Reserved].

(b)      Quarterly Financial Statements. Within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (and within ninety days after the end of the fourth Fiscal Quarter of each Fiscal Year), the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Financial Officer Certification with respect thereto;

(c)      Annual Financial Statements. Within one hundred twenty (120) days after the end of each Fiscal Year (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized regional or national standing selected by the Company, (which report and accompanying financial statements shall be unqualified as to scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)    Compliance Certificate. Within five (5) Business Days after the end of each month, a duly executed Compliance Certificate from the Chief Financial Officer certifying as to compliance with Section 6.8 for each day during the immediately preceding month;

(e)      Reserved;

(f)      Notice of Default. Promptly and in any event within five days after any officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) [reserved]; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g)      Notice of Adverse Proceedings. Promptly and in any event within five (5) Business Days after any officer of the Company obtaining knowledge of (i) the institution of, or non‑frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to result in a Material Adverse Effect or a liability of the Company or any of its Subsidiaries in excess of $3,500,000, individually, or $7,000,000, in the aggregate, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters;

(h)     ERISA and Employment Matters. (i) Within three Business Days after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) within three Business Days after the same is available to any Credit Party, copies of such governmental reports or government filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request, and (iii) within three Business Days after any Credit Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Credit Party;

(i)     Notice Regarding Material Contracts or Material Indebtedness. On or before each due date of the financial statements required under Section 5.1(b), a list setting forth an update regarding the following: (i)(A) any Material Contract of the Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to the Company or such Subsidiary, as the case may be, or (B) any new Material Contract is entered into, or (ii) any officer of any Credit Party or any of its Subsidiaries obtaining knowledge (A) of any condition or event that constitutes a default or an event of default under any Material Contract, Note Purchase Agreement, or Material Indebtedness, (B) that any breach by a Credit Party or any of its Subsidiaries has occurred that gives any counterparty to such Material Contract a termination right thereunder, or (C) that notice has been given to any Credit Party or any of its Subsidiaries asserting that any such condition or event has occurred, a certificate of an Authorized Officer of the applicable Credit Party specifying the nature and period of existence of such condition or event and, in the case of clause (i), including copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract) and, in the case of clause (ii), as applicable, explaining the nature of such claimed default or event of default, and including an explanation of any actions being taken or proposed to be taken by such Credit Party with respect thereto;

(j)     Environmental Reports and Audits. As soon as practicable and in any event within ten Business Days following receipt thereof, copies of all environmental audits, reports, and notices with respect to Environmental Claims at any Facility or that relate to any Environmental Claims against the Company or its Subsidiaries that, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(k)    Information Regarding Collateral. (a) Company will furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization, incorporation or formation, or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;

(l)      Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent a certificate of an Authorized Officer either (A) confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(o) or (B) identifying such changes.

(m)     KYC Documentation.

(i)    Within ten days following the Administrative Agent’s or any Lender’s reasonable request therefor after the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(ii)    Within five days following the Administrative Agent’s or any Lender’s reasonable request therefor after the Closing Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Credit Party or to the extent applicable, a confirmation that there has been no change in facts which would render a previously delivered Beneficial Ownership Certification to be untrue, incomplete or misleading.

(n)      Regulatory Notices. Promptly (and in any event within three Business Days) upon any officer of any Credit Party obtaining knowledge of any of the following:

(i)      any notice that any Governmental Authority is limiting, suspending or revoking, any Permits, licenses or registrations that are required for the operation of the respective businesses as presently conducted; changing the market classification (including a requirement to submit a New Drug Application or Abbreviated New Drug Application for any of its products, any post-market requirements and any change in or to any post-market pediatric studies or requirements to conduct such studies), distribution pathway or parameters, or labeling of the Products of the Credit Parties or their respective Subsidiaries; or considering any of the foregoing;

(ii)    administrative or regulatory action, inspection, Form FDA 483 observation, warning letter, notice of violation letter, untitled letter, or other similar notice to, response from, or commitment made to or with any Governmental Authority, or any product of any Credit Party or any of its Subsidiaries being seized, withdrawn, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the U.S. or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened against the Credit Parties or their respective Subsidiaries;

(iii)    Any customers of any Credit Party or any of its Subsidiaries conducts a mandatory or voluntary recall of any human drugs, animal drugs, or medical devices manufactured or packaged by any Credit Party or any of its Subsidiaries that is a result of services of any Credit Party or any of its Subsidiaries provided to its customer, and which could reasonably be expected to result in aggregate liability and expense to any Credit Party of $500,000 or more; or

(iv)    Any Credit Party or any of its Subsidiaries enters into a consent decree or other settlement agreement with the FDA or any comparable Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $500,000 or more, or that would reasonably be expected to have a Material Adverse Effect;

(o)     that any Credit Party, an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Credit Party: (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (iv) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq

(p)     Other Information. (A) Within ten days of their becoming available and not contained in any information or documents previously delivered to Administrative Agent, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its Security holders acting in such capacity or by any Subsidiary of the Company to its Security holders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority, (iii) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries, and (B) promptly after any request, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

Notwithstanding the foregoing, the obligations in clauses (b), (c), (n) or (p) of this Section 5.1 may be satisfied with respect to financial information of the Company and the Subsidiaries by filing the Form 10-K, 10-Q or 8-K, as applicable, of the Company with the Securities Exchange Commission.

Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) any Credit Party posts such documents, or provides a link thereto on the Company’s website and (ii) such financial statements and/or other documents are posted on the Securities Exchange Commission’s website on the internet at www.sec.gov; provided, that, (A) the Company shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Company shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

5.2    Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence, good standing and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Company with respect to its existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person.

5.3    Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor.

5.4    Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except as would not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.4 shall prevent sales of property, consolidations or mergers by or involving the Company or any of its Subsidiaries in accordance with Section 6.7 or Section 6.9.

5.5     Insurance. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance and directors and officers insurance, and (ii) such casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries, in each case, as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Company will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors. Each such policy of insurance shall (i) in the case of each liability insurance policy, name Collateral Agent and its successors and assigns, for the benefit of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement, satisfactory in form and substance to the Requisite Lenders, that names Collateral Agent and its successors and assigns, for the benefit of Secured Parties as the lender loss payee thereunder, and (iii) in each case, provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6     Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true, and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that if no Event of Default has occurred and is continuing, such visits and inspections shall be limited to once per year.

5.7    Lenders Meetings. The Company will, upon the request of Administrative Agent (acting upon a Direction of the Requisite Lenders) or any Lender, participate in a meeting of Administrative Agent and Lenders once per Fiscal Quarter to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent (acting upon a Direction of the Requisite Lenders, in their reasonable discretion) or, if agreed to by Administrative Agent (acting upon a Direction of the Requisite Lenders, in their reasonable discretion), via a conference call or other teleconference) at such time as may be agreed to by Company and Administrative Agent (acting upon a Direction of the Requisite Lenders).

5.8      Compliance with Laws.

(a)    Each Credit Party will comply in all material respects, and shall cause each of its Subsidiaries to comply in all material respects with (i) all Requirements of Law (it being understood, in the case of any laws, rules, regulations, and orders specifically referred to any other provision of this Agreement, the Credit Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision) except as would not reasonably be expected to have a Material Adverse Effect, and (ii) all Sanctions, Anti-Corruption and Anti-Bribery Laws, and Anti-Terrorism and Anti-Money Laundering Laws in accordance with Section 4.26(a). Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain the policies and procedures described in Section 4.26(b).

(b)     Without limiting or qualifying Section 5.8(a) hereof or any other provision of this Agreement, each Credit Party will comply with all applicable Health Care Laws and Public Health Laws relating to the operation of such Person’s business, except as would not reasonably be expected to have a Material Adverse Effect.

(c)     [Reserved].

(d)    Each Credit Party shall, and shall cause each of its Subsidiaries to, exercise reasonable efforts to ensure commitments and/or corrective actions necessary to respond to and engage with FDA or any other Governmental Authority regarding any administrative or regulatory action, inspection, Form FDA 483 observation, response from, or commitment made to FDA or with any Governmental Authority are closed, and each Credit Party covenants and agrees that each Credit Party shall, and shall cause each of its Subsidiaries to, implement corrective actions regarding documentation and investigation practices relating to in-process testing failures, equipment qualification, and process and test method validation, except as would not reasonably be expected to have a Material Adverse Effect. Such corrective actions shall include an investigation into manufacturing issues and inspectional findings; all potential contributors/root causes shall be investigated and evaluated, all investigations and evaluations are documented, and each potential root cause/contributor has a clear corrective action identified that will prevent recurrence; and each corrective action is assessed for effectiveness using objective criteria prior to closing the investigation.

5.9      Environmental.

(a)       Environmental Disclosure. The Company will deliver to Administrative Agent and Lenders:

(i)     as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and written reports of any kind or character, whether prepared by personnel of the Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)   promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by the Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect and (3) the Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)    as soon as practicable following the sending or receipt thereof by the Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable probability of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)    prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Company or any of its Subsidiaries that could reasonably be expected to (A) expose the Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) materially and adversely affect the ability of the Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by the Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)      Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10   Additional Guarantors. In the event that any Person becomes a Subsidiary of any Credit Party (other than an a Foreign Subsidiary that is not a Material Subsidiary) or any existing Subsidiary of a Credit Party begins to constitute a Material Subsidiary, such Credit Party shall, within thirty (30) days (or at such later time as is approved by in writing by the Lead Lender Representative) after such Person becoming a Subsidiary, (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement (or, in the case of a Foreign Subsidiary, the equivalent action under the applicable Collateral Document) by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement or other applicable agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in connection therewith, including such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(e), 3.1(g), 3.1(h) and 3.1(k). In addition, such Credit Party shall deliver, or cause such Subsidiary to deliver, as applicable, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in order to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, in 100% of the Capital Stock of such Subsidiary under the Pledge and Security Agreement (or, in the case of a Foreign Subsidiary, the equivalent Collateral Document) (including, as applicable, original certificates evidencing such Capital Stock and related powers or instruments of transfer executed in blank, as applicable). With respect to each such Subsidiary (other than a Foreign Subsidiary that is not a Material Subsidiary), Company shall send to Administrative Agent prior written notice setting forth with respect to such Person (i) the date on which such Person is intended to become a Subsidiary of Company or has become a Material Subsidiary hereunder, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to such Subsidiary; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof automatically upon such Person becoming a Subsidiary or a Material Subsidiary, as applicable. Notwithstanding anything to the contrary in this Section 5.10, the Lead Lender Representative may determine by written notice to the Company in its sole discretion after consultation with the Company that a Subsidiary shall be excluded from the requirements set forth herein if the burden or cost of providing such Guarantee outweighs the benefit afforded thereby.

5.11    Additional Locations and Real Estate Assets.

(a)      Real Estate Assets. In the event that any Credit Party owns or acquires a Real Estate Asset not constituting Immaterial Fee-Owned Property and such Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly notify Collateral Agent thereof, and within ninety (90) days of acquiring such Real Estate Asset (or such later date as is agreed to in writing by the Requisite Lenders), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgaged Real Estate Documents with respect to each such Real Estate Asset that Requisite Lenders shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien in such Real Estate Asset.

(b)     Appraisals. In addition to the foregoing, Company shall, at the request of Collateral Agent (acting upon a Direction of the Requisite Lenders), deliver to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Mortgage.

(c)      Other New Locations. In the event that any Credit Party leases a new location in the U.S. where Collateral with a value in excess of $500,000 is located, such Credit Party shall use commercially reasonable efforts to obtain a Landlord Collateral Access Agreement or a similar instrument executed by the relevant lessor or other counterparty in favor of Collateral Agent for the benefit of the Secured Parties with respect to such location within 30 days of entering into such lease or other arrangements.

5.12    Reserved.

5.13    Further Assurances. Each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as are required or as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents or to perfect, achieve better perfection of, or renew the rights of Collateral Agent for the benefit of Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Company or any Subsidiary that may be deemed to be part of the Collateral). In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as are required or as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by a First Priority Lien on substantially all of the assets of the Company, and its Subsidiaries and all of the outstanding Capital Stock of each of its Subsidiaries.

5.14    Reserved.

5.15    Post-Closing Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, as applicable, satisfy the requirements set forth below on or before the respective date specified for each such requirement or such later date as is agreed to in writing by the Lead Lender Representative.

(a)      Deposit Account Control Agreement. Within sixty (60) days after the Closing Date, the Credit Parties shall use commercially reasonable efforts to enter into Deposit Account Control Agreements with respect to all Deposit Accounts that do not constitute Excluded Accounts.

(b)     Landlord Collateral Access Agreement. Within sixty (60) days after the Closing Date, the Credit Parties shall use commercially reasonable efforts to enter into a Landlord Collateral Access Agreement with respect to each of its Leasehold Properties (including the making of any applicable fixture filings); provided that if any such Landlord Collateral Access Agreement is not obtained, such Credit Party shall not be in default of this Agreement.

(c)     Insurance Endorsements. Within sixty (60) days after the Closing Date, the Credit Parties shall deliver endorsements naming Collateral Agent and its successors and assigns, for the benefit of Secured Parties, as additional insured and lender loss payable thereunder to the extent required under Section 5.5.

SECTION 6	NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until Payment in Full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1      Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)      the Obligations;

(b)     Indebtedness of Company or any Guarantor to Company or to any other Guarantor, or of Company to any Guarantor or otherwise among the Credit Parties; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note and Subordination, and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement (or an equivalent Collateral Document governed by foreign law) and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the Payment in Full of all Obligations pursuant to the terms of the Intercompany Note and Subordination;

(c)     2026 Convertible Senior Notes or Additional Notes deemed to exist as a result of the amendment of the 2026 Convertible Senior Notes consistent with Section 6.16;

(d)     Additional Notes issued in exchange for 2026 Convertible Senior Notes or the net proceeds of which are used exclusively for the repurchase of 2026 Convertible Senior Notes and the payment of related transaction costs and expenses;

(e)    Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for customary indemnification or from customary guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Company or any of its Subsidiaries not to exceed $3,000,000 in the aggregate at any time outstanding;

(f)     Indebtedness that may be deemed to exist pursuant to any performance, surety, appeal or similar bonds or statutory obligations incurred in the ordinary course of business, and guarantee obligations in respect of any such Indebtedness not to exceed $7,500,000 in the aggregate at any time outstanding; provided that such cap shall not apply to any such performance, surety, appeal or similar bonds or statutory obligations in accordance with Requirements of Law, including in respect of appeals related to Adverse Proceedings not constituting an Event of Default hereunder;

(g)     Indebtedness in respect of netting services, overdraft protections and other services provided in connection with deposit accounts in the ordinary course of business;

(h)     Indebtedness existing as of the Closing Date and listed on Schedule 6.1 but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Event of Default has occurred and is continuing or would result therefrom;

(i)      guaranties by the Company of Indebtedness of a Guarantor or guaranties by a Subsidiary of the Company of Indebtedness of the Company or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinate to the Obligations (in payment or Lien priority), then such guaranties shall also be unsecured and/or subordinated to the Obligations to the same extent as such guaranteed Indebtedness;

(j)       to the extent constituting Indebtedness, judgments that do not constitute an Event of Default hereunder;

(k)     Indebtedness in an aggregate amount not to exceed at any time $5,000,000 consisting of (x) Capital Lease Obligations and (y) other purchase money Indebtedness, in each case incurred simultaneously with, prior to or within 180 days after the acquisition of assets in connection therewith; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;

(l)       obligations under Hedge Agreements that are not for speculative purposes;

(m)     letters of credit incurred in the ordinary course of business securing the performance of real estate leases, operating leases or payor contracts not to exceed, in the aggregate at any time outstanding, $3,000,000;

(n)      Indebtedness in respect of corporate credit cards in an amount not to exceed $1,500,000 at any time outstanding;

(o)     Indebtedness of any Subsidiary acquired pursuant to a Permitted Acquisition, so long as such Indebtedness (i) was outstanding in such amount prior to such Permitted Acquisition (and not increased thereafter), (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (iii) is not guaranteed by the Company or any of its Subsidiaries other than the target of such acquisition and (iv) does not exceed, in the aggregate at any time outstanding, $3,000,000;

(p)      seller financing indebtedness constituting Subordinated Indebtedness in connection with Permitted Acquisitions;

(q)      Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(r)     Earn Out Obligations pursuant to any license agreements or other agreements otherwise permitted hereunder and not due within twelve (12) months of payment of the initial consideration in respect of such agreement, in each case, entered into for bona fide strategic or operational purposes (and not for the primary purpose of raising capital); and

(s)     other Indebtedness of the Company and its Subsidiaries not to exceed an aggregate principal amount equal to $2,000,000 at any time outstanding; provided that secured Indebtedness for borrowed money shall not exceed an aggregate principal amount equal to $1,000,000 at any time outstanding.

6.2     Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or any income, profits, or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits, or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)      Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)     Liens for Taxes if obligations with respect to (i) such Taxes are not yet due or (ii) (A) such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (B) adequate reserves have been made in accordance with GAAP;

(c)    statutory Liens of landlords, banks (and rights of set‑off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)     Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return‑of‑money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof not to exceed $7,500,000 in the aggregate at any time outstanding;

(e)     easements, rights‑of‑way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)      any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)     Liens solely on any customary cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)      any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)    licenses of patents, copyrights, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries to the extent permitted pursuant to Section 6.9;

(l)       Liens described in Schedule 6.2;

(m)    Liens securing purchase money Indebtedness permitted pursuant to Section 6.1(k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n)      [reserved];

(o)    Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which the Company or any applicable Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral;

(p)    Liens on cash collateral securing Indebtedness permitted under Sections 6.1(e), (f), (g), (m) and (n) (not in excess of 105% of the principal amount thereof);

(q)    Liens on any property acquired pursuant to a Permitted Acquisition, so long as (i) such Lien was existing prior to its being consolidated or merged with the Company or its Subsidiary, (ii) such Lien was not incurred in contemplation of such Permitted Acquisition, (iii) the underlying obligations are permitted pursuant to Section 6.1(o) and (iv) such Lien extends solely to the item or items of property so acquired; and

(r)      other Liens on assets that secures Indebtedness or other obligations in an aggregate amount not to exceed $1,000,000 at any time outstanding.

Notwithstanding anything in this Section 6.2 to the contrary, in no event shall any obligations of any Credit Party under any Hedge Agreement be secured by any Lien.

6.3     Reserved.

6.4    No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements permitted hereunder, (c) restrictions imposed by Requirements of Law, (d) customary net worth provisions and restrictions on cash and other deposits imposed by agreements entered into in the ordinary course of business and (e) restrictions imposed by any assets acquired pursuant to a transaction permitted hereunder, no Credit Party shall enter into or permit any of its Subsidiaries to enter into any agreement prohibiting, or triggering any requirement for equitable and ratable sharing of Liens or any similar obligations upon, the creation or assumption of any Lien upon any Credit Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.5     Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a)    Any Subsidiary of Company may declare and pay dividends or make other distributions to Company or any other Subsidiary of Company; provided that, distributions to a Subsidiary that is not a Guarantor shall constitute a permitted Investment pursuant to Section 6.7(o) (other than any intermediate transfer via a non-Guarantor that is substantially concurrently distributed to the Company or another Guarantor);

(b)     Any Credit Party may make payments in respect of any Subordinated Indebtedness (including any seller financing indebtedness) in accordance with any applicable Subordination Agreement; provided that, at the time of such Restricted Junior Payment and after giving effect thereto, (i) no Default or Event of Default shall exist or would result therefrom and (ii) after giving effect to such Restricted Junior Payment, on a pro forma basis, the Credit Parties are in compliance with the covenant set forth in Section 6.8 hereof;

(c)     The Company may make (i) scheduled payments pursuant to the terms of the 2026 Convertible Senior Notes at maturity, (ii) the purchase or exchange of 2026 Convertible Senior Notes as part of and in connection with any Subsequent Exchanges (when combined with the 2026 Convertible Senior Notes exchanged in the Initial Exchange Transaction) not to exceed the sum of $133,000,000 plus the [***] Basket, provided that no more than 25% of the consideration paid to purchase or exchange 2026 Convertible Senior Notes as part of or in connection with any Subsequent Exchange shall be in the form of cash, and (iii) additional repurchase of the 2026 Convertible Senior Notes for cash in an aggregate amount not to exceed: (1)(a) $25,000,000 (the “Specified Basket”), plus (b) the Specified Basket Adjustment Amount, (2) an unlimited amount if the aggregate principal amount of Term Loans outstanding on such date does not exceed $38,500,000 and (3) an additional amount not to exceed (x) 50% of the net cash proceeds of any issuance of Capital Stock by the Company after the Closing Date to the extent such issuance has occurred no greater than sixty (60) days prior to such repurchase of 2026 Convertible Senior Notes and the proceeds thereof are not otherwise applied (the “Specified Issuance”), provided, that an equivalent amount of the net cash proceeds of such Specified Issuance shall be concurrently offered in writing to the Lenders on a dollar for dollar basis to voluntarily prepay the Term Loans pursuant to Section 2.12 (the equivalent amount so offered, the “Offered Amount”), plus (y) any portion of the Offered Amount that Lenders decline in writing;

(d)     The Company may exchange the 2026 Convertible Senior Notes for Additional Notes or repurchase 2026 Convertible Senior Notes with the net proceeds of an Additional Notes issuance;

(e)     Any Credit Party may make payments to the Company to permit the Company, and the subsequent use of such payments by the Company, to repurchase or redeem Capital Stock of the Company held by officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of a Credit Party or any of its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that at the time of such Restricted Junior Payment and after giving effect thereto, (i) no Default or Event of Default shall exist or would result therefrom, (ii) after giving effect to such Restricted Junior Payment, on a pro forma basis, the Credit Parties are in compliance with the covenant set forth in Section 6.8 hereof and (iii) the aggregate Restricted Junior Payments permitted under this Section 6.5(e) in any Fiscal Year shall not exceed $1,000,000 and during the term of this Agreement shall not exceed $5,000,000; and

*** CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(f)       The Company may make payments pursuant to the terms of the Note Purchase Agreements;

(g)      Any Credit Party may make payments to its direct or indirect equityholders to enable such equityholders to pay any applicable income, or franchise or similar Taxes then due and payable, to the extent such Taxes are attributable to the activities or income of the Company and its Subsidiaries or such equityholders’ ownership of equity interests therein;

(h)      The Company may make exchanges, redemptions or conversions, in whole or in part, of any of its equity interests for or into another class of its Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new Capital Stock (in each case, other than Disqualified Capital Stock);

(i)      In connection with any Permitted Acquisition or other Investment by Company or any of its Subsidiaries, (i) the Company or any of its Subsidiaries may receive or accept the return of Capital Stock of the Company constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn outs or similar obligations) and (ii) the Company or any of its Subsidiaries may make payments or distributions to equity holders pursuant to appraisal rights required under Requirements of Law;

(j)      The Company or any of its Subsidiaries may make purchases of Capital Stock in connection with the exercise of stock options by way of cashless exercise, or in connection with the satisfaction of withholding tax obligations; and

(k)     The Company or any of its Subsidiaries may make payments required under the applicable agreements in respect of Earn Out Obligations when due and owing pursuant to any license agreements or other agreements otherwise permitted hereunder and not due within twelve (12) months of payment of the initial consideration in respect of such agreement.

Notwithstanding anything in this Section 6.5 to the contrary, in no event shall any Restricted Junior Payment made pursuant to clauses (b) or (d) of this Section 6.5 be made in any form other than Cash and/or shares of Capital Stock (other than Disqualified Capital Stock).

6.6    Restrictions on Subsidiary Distributions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company, in each case, other than restrictions (i) in the Credit Documents, (ii) in agreements evidencing purchase money Indebtedness permitted by Section 6.1(k) that impose restrictions on the property so acquired, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iv) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, and (v) that were imposed by Requirements of Law.

6.7     Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Acquisition or make or own any Investment (including if made as an Acquisition) in any Person, including any Joint Venture, except:

(a)       Investments in Cash and Cash Equivalents;

(b)    equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Company or any Wholly‑Owned Guarantor Subsidiaries of Company;

(c)      Investments (i) in any Securities voluntarily accepted in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries;

(d)       intercompany loans to the extent permitted under Section 6.1;

(e)       Investments in Company or any of its Guarantor Subsidiaries;

(f)      loans and advances to directors, officers, and employees of the Company and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.7, and (ii) any refinancings of such loans after the Closing Date in an aggregate principal amount not to exceed $150,000 at any time outstanding;

(g)      Permitted Acquisitions;

(h)      Investments existing on the Closing Date and described in Schedule 6.7;

(i)       Hedge Agreements permitted under Section 6.1(l) to the extent constituting Investments;

(j)        leases of real or personal property in the ordinary course of business;

(k)    guarantees by any Credit Party or any Subsidiary constituting Indebtedness permitted by Section 6.1; provided, any such guarantee shall be subordinated to the Obligations to the same extent and on the same terms and conditions as the Indebtedness guaranteed has been subordinated to the Obligations;

(l)       guarantees in the ordinary course of business of obligations owed to landlords, suppliers, customers and licensees of any Credit Party;

(m)     Investments consisting of earnest money deposits required in connection with a Permitted Acquisition;

(n)     Investments received in connection with dispositions of assets to the extent permitted by Section 6.9 and Restricted Junior Payments to the extent permitted by Section 6.5;

(o)    cash Investments in Subsidiaries that are not Guarantors in an amount not to exceed amounts necessary to cover operating expenses of such Subsidiaries for up to the next six months in the ordinary course of business; provided that the aggregate cash held by such Subsidiaries shall not exceed $3,000,000 at any time;

(p)      other Investments in an aggregate amount not to exceed $2,000,000 during the term of this Agreement; provided that Investments not paid in the form of Cash or Cash Equivalents or Capital Stock shall not exceed $250,000 during the term of this Agreement; and

(q)      Investments consisting of non-cash consideration received in any permitted Asset Sale.

Notwithstanding anything in this Section 6.7 to the contrary, in no event shall the aggregate Investments made by Credit Parties in any Joint Venture exceed an amount equal to $1,000,000 for all such Investments during the term of this Agreement.

6.8      Minimum Consolidated Liquidity . The Company shall not permit Consolidated Liquidity at any time to be less than $25,000,000.

6.9      Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation (including through a plan of division), or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution), consummate any Asset Sale, or Dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), except:

(a)      any Subsidiary of Company may be merged with or into Company or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor; provided, in the case of such a merger involving Company, Company shall be the continuing or surviving Person, and in the case of any other such merger, a Wholly-Owned Guarantor shall be the continuing or surviving Person;

(b)      sales or other dispositions of assets that do not constitute Asset Sales;

(c)      Asset Sales, so long as, to the extent the aggregated consideration to be paid for all Asset Sales made pursuant to this clause (c) in any Fiscal Year exceeds $1,000,000 (assuming all possible contingent consideration will be payable), (1) the proceeds received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Company), (2) no less than 75% of any upfront or contingent consideration to be received in connection therewith shall consist of Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied to the extent required by Section 2.13(a);

(d)    disposals of used, surplus, obsolete or worn-out property and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of such Credit Party, no longer economically practicable to maintain or no longer useful in the conduct of the business of the Company and its Subsidiaries taken as a whole; and

(e)    non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business for bona fide strategic or operational purposes (and not for the primary purpose of raising capital) and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Company or such Subsidiary.

Notwithstanding anything to the contrary contained in the Credit Documents, no Credit Party shall, nor shall it permit any of its Subsidiaries to, consummate any “Division” (as defined in Section 18-217 of the Delaware Limited Liability Company Act) or similar organizational change that may hereafter be permitted under any applicable statute.

6.10    Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell or otherwise dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify Directors if required by applicable law.

6.11    Sales and Lease‑Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Credit Party to any Person (other than the Company or any of its Subsidiaries) in connection with such lease.

6.12   Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of the Company or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of the Company or of any such holder; provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if both (i) the independent members of the Board of Directors of the Company have consented thereto, and (ii) the terms of such transaction are not materially less favorable to the Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further; provided, that the foregoing restrictions shall not apply to (a) any transaction among Company and any Wholly-Owned Guarantor or any of them; (b) reasonable and customary fees paid to members of the Board of Directors of the Company or any of its Subsidiaries; (c) reasonable and customary reimbursement and compensation arrangements for officers and other employees of the Company or any of its Subsidiaries entered into in the ordinary course of business; and (d) transactions described in Schedule 6.12. Company shall disclose in writing each transaction with any holder of 10% or more of any class of Capital Stock of the Company or any of its Subsidiaries or with any Affiliate of the Company or of any such holder to Administrative Agent other than transactions relating to the Company’s Capital Stock or to reimbursement, fee or compensation arrangements for directors, officers or employees of any Credit Party. This requirement may be satisfied by disclosing such arrangements on the Securities Exchange Commission’s website on the internet at www.sec.gov.

6.13   Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in (i) any business other than (A) the businesses engaged in by such Credit Party on the Closing Date and business ancillary, incidental, or reasonably related thereto, and (B) such other lines of business as may be acceptable to Requisite Lenders, or (ii) any business or activities that conflict with Section 4.26(a).

6.14    Reserved.

6.15    Reserved.

6.16  Amendments or Waivers with Respect to Certain Indebtedness. Except to the extent expressly permitted under the terms of the corresponding Subordination Agreement, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, increase the principal amount thereof, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders thereof (or a trustee or other representative on their behalf) that would be adverse to any Credit Party, the Agents or any Lender. Notwithstanding the foregoing, the Company may amend the 2026 Convertible Senior Notes to the extent the resulting terms and conditions are consistent with those set forth in the definition of “Additional Notes” (and at the time such amendment becomes effective, such modified notes shall no longer be considered 2026 Convertible Senior Notes for any purpose under this Agreement).

6.17   Fiscal Year; Accounting Policies. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year‑end from December 31 or make any change in its accounting policies that is not required under GAAP.

6.18  Deposit Accounts and Securities Accounts. No Credit Party will establish or maintain a Deposit Account or a Securities Account that is not a Controlled Account, deposit any funds or proceeds in a Deposit Account that is not a Controlled Account or deposit, acquire, or otherwise carry any security entitlement or commodity contract in a Securities Account that is not a Controlled Account; provided, that, the foregoing shall not apply to Excluded Accounts.

6.19    Amendments to Certain Documents and Agreements. No Credit Party shall (a) amend or permit any amendments to any Credit Party’s or any of its Subsidiaries’ Organizational Documents; or (b) amend, terminate, or waive or permit any amendment, termination, or waiver of any provision of, any Material Contract, or Material Indebtedness if in the case of clause (a) such amendment, termination, or waiver would be adverse to the Administrative Agent, the Collateral Agent or the Lenders or in the case of clause (b), such amendment, termination, or waiver would have a material adverse effect on the rights of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Documents.

6.20    Use of Proceeds. No Credit Party shall use the proceeds of any Term Loans except as set forth in Section 2.5.

SECTION 7	GUARANTY

7.1     Guaranty of the Obligations. Subject to the provisions of Section 7.2 and any limitations set forth in the definition of the term Guarantor, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of Beneficiaries the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3     Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4     Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than Payment in Full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)     this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)     Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c)     the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)      any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)      this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to depart from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Company or any of its Subsidiaries and to any correspond‐ing restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Guaranteed Obligations; (vii) any defenses, set‑offs or counterclaims that Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than Payment in Full of all Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set‑offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.

7.6     Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Credit Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Credit Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Credit Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for Administrative Agent for the benefit of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7    Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any Distribution collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent for the benefit of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. For purposes of this Section 7.7, “Distribution” means, with respect to any Indebtedness subordinated pursuant to this Section 7.7, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such Indebtedness, (b) any redemption of or purchase or other acquisition of such Indebtedness from the Obligee Guarantor by any other Person, and (c) the granting of any lien or security interest to or for the benefit of the Obligee Guarantor or any other Person in or upon any property of any Person to secure such Indebtedness.

7.8     Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9      Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, Directors or any agents acting or purporting to act on behalf of any of them.

7.10    Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11    Bankruptcy, Etc.

(a)      So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to a Direction of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense that Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)      Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations that are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order that may relieve any Credit Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Guaranteed Obligations are paid by any Credit Party, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12    Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale (provided that Administrative Agent and Collateral Agent may, after receipt of a written certificate of a Chief Financial Officer of Company or the Company certifying that such transaction is permitted pursuant to the Credit Documents, execute and deliver any documentation reasonably requested by Company in writing to further evidence or reflect any such release, all at the expense of Company).

7.13    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until the Guaranteed Obligations shall have been Paid in Full. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8	EVENTS OF DEFAULT

8.1      Events of Default. If any one or more of the following conditions or events shall occur:

(a)    Failure to Make Payments When Due. Failure by Company to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise or (ii) when due any principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise. Failure by Company to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in subsection (i) and (ii) of this subsection 8.1(a)) due under any Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(b)      Default in Other Agreements. (i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness (other than the 2026 Convertible Senior Notes), in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other term of (1) one or more items of Material Indebtedness (other than the 2026 Convertible Senior Notes), or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness (other than the 2026 Convertible Senior Notes), in each case beyond the grace period, if any, provided therefor, in each case if the effect of such failure to pay, breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), with or without the passage of time, to cause, that Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or other redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) the occurrence of any “Event of Default” or similar term under the 2026 Convertible Senior Notes; or

(c)       Breach of Certain Covenants.

(i)     Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1 (other than Section 5.1(d)), Section 5.2 (with respect to any Credit Party), Section 5.6, Section 5.7, Section 5.15, or Section 6; or

(ii)    Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(d), and such failure shall continue unremedied for a period of three (3) Business Days; or

(d)     Breach of Representations, etc. Any representation or warranty, certification or other written statement made or deemed made by any Credit Party in any Credit Document shall be incorrect in any material respect as of the date made or deemed made; or

(e)      Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1 or consisting of a condition or status that is expressly required to exist or be satisfied at a specific time, and such term has not been fully and permanently performed or complied with within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default, or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f)       Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)     Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party shall make any assignment for the benefit of creditors; or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of such Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)     Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,000,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against a Credit Party and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(i)       Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of ninety (90) days; or

(j)      Employee Benefit Plans. (i) There shall occur one or more ERISA Events that individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect; or (ii) the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code, that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; or

(k)      Change of Control. A Change of Control shall occur; or

(l)      Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the Payment in Full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the Payment in Full of the Obligations in accordance with the terms hereof) (other than with respect to a de minimis amount of Collateral) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in the Collateral (other than a de minimis amount) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than as a direct result of the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity of or perfection of any Lien in any Collateral granted or purported to be granted pursuant to the Collateral Documents.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately be terminated; and (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans (including the Make-Whole Premium), and (II) all other Obligations. In addition to the foregoing rights and remedies, Administrative Agent, at the request of (or with the consent of) Requisite Lenders, may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and Administrative Agent and Collateral Agent may enforce any other rights and remedies available to it under any Credit Document or under applicable law.

SECTION 9	AGENTS

9.1     Appointment of Agents. WSFS is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes WSFS, in such capacity, to act as Administrative Agent and Collateral Agent in accordance with the terms of this Agreement and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained in this Agreement and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and the Secured Parties, as applicable, and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries. Each Agent (other than Administrative Agent and Collateral Agent), without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Each Agent (other than Administrative Agent and Collateral Agent), may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Company. It is understood and agreed that the use of the term “agent” in this Agreement or any other Credit Documents (or any other similar term) with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Credit Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

9.2     Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies under this Agreement and the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations are permitted to be incurred and subordinated in right of payment to the Obligations hereunder and/or are permitted to be secured by Liens on all or a portion of the Collateral, each Lender authorizes Administrative Agent and Collateral Agent, as applicable, to enter into intercreditor agreements, subordination agreements and amendments to the Collateral Documents to reflect such arrangements on terms that are acceptable to Administrative Agent and Collateral Agent, in their respective sole discretion, as applicable. Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, sub-agents or employees. No Agent shall have, by reason of this Agreement or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing in this Agreement or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Credit Documents except as expressly set forth herein or therein.

9.3      General Immunity.

(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for or have any duty to ascertain or inquire into the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability or sufficiency (including, for the avoidance of doubt, in connection with any Agent’s reliance on any electronic signatures, or signatures transmitted by telecopy, emailed .pdf or any other electronic means) of this Agreement or any other Credit Document (including any Exchange Notice) or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, agreements, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Section 3 or elsewhere herein (other than confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of the Company or any of its Subsidiaries or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)      Exculpatory Provisions. No Agent nor any of its officers, partners, Directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent (i) under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) with the consent or at the request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) or upon a Direction of the Requisite Lenders. No Agent shall, except as expressly set forth in this Agreement or the other Credit Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to Company or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or a Direction of the Requisite Lenders and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or a Direction of the Requisite Lenders, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise (and shall be fully protected in so acting, refraining from acting or exercising) such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, may be in violation of the automatic stay under any Debtor Relief Law or may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, however, that (1) notwithstanding anything in this Agreement to the contrary, no Agent shall be required to take any action which, in its opinion or the opinion of its counsel, exposes any Agent to personal liability or which is contrary to this Agreement or any other Credit Document or Requirements of Law and (2) each Agent shall in all cases be fully justified in failing or refusing to act under this Agreement or any other Credit Document unless it first receives further assurances of its indemnification from the Lenders that the such Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action upon a Direction of the Requisite Lenders. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in, and shall not incur any liability for, relying, upon any oral or written communication, instrument, amendment, approval, consent, information, notice, certificate, request, statement, disclosure, authorization or document (which may include a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an electronic signature, or signature transmitted by telecopy, emailed .pdf or any other electronic means) believed by it to be genuine and correct and to have been signed or sent or otherwise authenticated by the proper Person or Persons (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof), and shall be entitled to rely and shall be protected in relying on, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of, opinions and judgments of attorneys (who may be attorneys for the Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or a Direction of the Requisite Lenders. In no event shall any Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Credit Documents or in the exercise of any of its rights or powers under this Agreement.

(c)     Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Such appointing Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9 shall apply to any Affiliates of any Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary of this Section 9, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(d)      Notice of Default or Event of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Credit Party or a Lender. In the event that Administrative Agent shall receive such a notice, Administrative Agent will endeavor to give notice thereof to the Lenders; provided, that failure to give such notice shall not result in any liability on the part of Administrative Agent.

(e)      Direction of Requisite Lenders. Notwithstanding any provision of this Agreement or the other Credit Documents to the contrary, with respect to each reference herein or the other Credit Documents to documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory”, “reasonably acceptable,” “waived” or “requested” (or any expression of similar import) to or by the Requisite Lenders, such determination may be communicated by a Direction of the Requisite Lenders.

9.4      Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders. The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Credit Party or any Affiliate of any Credit Party (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.

9.5      Lenders’ Representations, Warranties and Acknowledgment.

(a)     Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)     Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents their respective Affiliates that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder have been satisfied in connection therewith;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its reasonable discretion, and such Lender.

(d)     In addition, if the immediately preceding clause (c)(i) is not applicable with respect to a Lender and if such Lender has not provided another representation, warranty and covenant as provided in the immediately preceding clause (c)(iv), then such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

(e)      The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.6    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their and their Affiliates’ respective officers, partners, directors, members, managers, trustees, employees, advisors, consultants, administrators, agents, sub-agents and representatives of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order; provided, however, no action taken in accordance with the consent or at the request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) or upon a Direction of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7      Successor Administrative Agent and Collateral Agent.

(a)      Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company. Administrative Agent shall have the right to appoint a financial institution to act as successor Administrative Agent hereunder in such notice, subject to the reasonable satisfaction of Company and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Company and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the resigning Administrative Agent, then the Requisite Lenders shall have the right, with the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed and so long as no Event of Default has occurred and is continuing), to appoint a successor Administrative Agent and Collateral Agent. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, then the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent automatically upon the effectiveness of such resignation and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made to or by each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided that, until a successor Administrative Agent is so appointed by the Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent and the resigning Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such resigning Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of WSFS or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of WSFS or its successor as Collateral Agent. After any resigning Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Agreement and the other Credit Documents, including the provisions of this Section 9 and Sections 10.2 and 10.3, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder (including for this purpose holding any collateral security following the retirement of the Administrative Agent and Collateral Agent). Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, automatically upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)    In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Company. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Company and the Requisite Lenders, and Collateral Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Company and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Collateral Agent has not already been appointed by the resigning Administrative Agent, then Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent for the benefit of the Lenders under any of the Credit Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent under this Agreement and the Collateral Documents, and the resigning or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such resigning or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any resigning or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents, including the provisions of this Section 9 and Sections 10.2 and 10.3, shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.

(c)      [reserved].

(d)      Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of WSFS without the prior written consent of, or prior written notice to, Company or the Lenders; provided, that Company and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.8      Collateral Documents and Guaranty.

(a)    Agents under Collateral Documents and Guaranty. Each Lender and each Secured Party (by acceptance of the benefits of the Collateral Documents) hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.8. Upon the reasonable request of Company, Administrative Agent and/or Collateral Agent may, after receipt of a written certificate of a Chief Financial Officer of Company certifying that such transaction is permitted pursuant to the Credit Documents (and Administrative Agent and Collateral Agent may rely conclusively on any such certificate without further inquiry and shall have no liability to any Secured Party for any inaccuracy or misrepresentation contained therein), execute and deliver any such release documentation reasonably requested by Company in connection with such permitted releases as described above, all at the expense of Company. Notwithstanding anything in the Credit Documents to the contrary, each party to this Agreement and each Secured Party (by acceptance of the benefits of the Collateral Documents) acknowledges and agrees that no Agent will be responsible for filing, recording, registering, continuing or otherwise tracking any Uniform Commercial Code financing statements or other security, mortgage or pledge filings required to be filed, recorded or registered pursuant to the Credit Documents including, among other things, the upcoming lapse or expiration thereof.

(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Secured Party (by acceptance of the benefits of this Agreement and any other Credit Documents, whether or not a signatory hereto or thereto) hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), or otherwise of the Bankruptcy Code), Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)      [reserved].

(d)      Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been Paid in Full, upon request of Company, or upon a disposition of assets expressly permitted under this Agreement, Administrative Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)     No Duty. Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(f)       Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a Secured Party with possession or control has priority over the security interest of another Secured Party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the other Secured Parties, except as otherwise expressly provided in this Agreement. Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

9.9    Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without duplication of the provisions of Section 2.19(g), if the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses and out-of-pocket expenses) incurred.

9.10    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.10, 10.2 and 10.3) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.10, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.10, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained in this Section 9.10 shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11    Erroneous Payments. If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 60 days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient)), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.11 and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)     Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)     it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b).

For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 9.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.11(a) or on whether or not an Erroneous Payment has been made.

(c)      Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable or distributable by Administrative Agent to such Lender under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)    The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company; provided that this Section 9.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Company relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Credit Document), the Company for the purpose of a payment on the Obligations.

(e)      To the extent permitted by applicable Requirements of Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

SECTION 10	MISCELLANEOUS

10.1    Notices.

(a)      Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent shall be sent to such Person’s mailing address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the mailing address as indicated on Appendix B or otherwise indicated to Administrative Agent and Company in writing. Each notice hereunder shall be in writing and may be personally served or sent by facsimile (excluding any notices to any Agent in its capacity as such) or U.S. mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the U.S. mail with postage prepaid and properly addressed; provided, no notice to any Agent in its capacity as such shall be effective until received by Agent; provided, further, any such notice or other communication shall, at the request of an Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by such Agent from time to time.

(b)      Electronic Communications.

(i)    Notices and other communications to any Agent, Lenders and any Credit Party hereunder may be delivered or furnished by other electronic communication (including e mail and Internet or intranet websites, including Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by Administrative Agent in its sole discretion, provided that, notwithstanding the foregoing, in no event will notices by electronic communication be effective to any Agent, any Lender, if any such Person has notified Administrative Agent that it is incapable of receiving notices by electronic communication. Any Agent may, in its sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. In the case of any notices by electronic communication permitted in accordance with this Agreement, unless Administrative Agent otherwise prescribes, (A) any notices and other communications permitted to be sent to an e-mail address shall be delivered during normal business hours and deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment, but excluding any automatic reply to such e-mail), except that, if such notice or other communication is not sent prior to noon, local time at the location of the recipient, then such notice or communication shall be deemed not to have been received until the opening of business on the next Business Day for the recipient, at the earliest, and (B) notices or communications permitted to be posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and clearly identifying an accessible website address therefor.

(ii)    Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents, their respective Affiliates or any of their or their Affiliates’ respective officers, partners, members, directors, trustees, employees, managers, advisors, consultants, administrators, agents, sub-agents or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to any of the Credit Parties, any Lender or any other Person for damages of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or Administrative Agent’s transmission of communications through the Platform except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, however, that in no event shall any Agent Affiliate have any liability to any Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to direct or actual damages, losses or expenses). Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

(iv)    Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)    All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1, separate terms and conditions posted or referenced in such Platform and Note Purchase Agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(vi)    Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)      Change of Address, Etc. Any party hereto may change its mailing or e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.2   Expenses. Subject to the occurrence of the Closing Date, the Credit Parties agree to pay promptly (a) all Administrative Agent’s and the Collateral Agent’s, as applicable, and the Lenders’ actual and reasonable and documented out of pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) [reserved]; (c) all the reasonable and documented out of pocket fees, expenses and disbursements of one primary counsel to the Administrative Agent and Collateral Agent and one primary counsel to Lenders and, in each case, and, if necessary, of one local counsel in each relevant jurisdiction for each of Administrative Agent and Collateral Agent and the applicable Lenders (which may include a single special counsel acting in multiple jurisdictions, in each case, in jurisdictions material to the interests of the Lenders) and of one special counsel for each relevant specialty for each of Administrative Agent and Collateral Agent and the applicable Lenders, and, in the event of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each of Administrative Agent, Collateral Agent and Lender or group of similarly affected Lenders or Agents subject to such conflict in connection with the negotiation, preparation, execution, enforcement and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable and documented out of pocket expenses of creating, perfecting, recording, maintaining, and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of outside counsel to Agents and Lenders; (e) any Agent’s or Lenders’ actual costs and reasonable and documented out of pocket fees, expenses, and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable and documented out of pocket expenses (including the reasonable fees, expenses and disbursements of any third party appraisers, consultants, advisors and agents employed or retained by Collateral Agent or the Requisite Lenders and their respective outside counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable and documented out of pocket costs and expenses incurred by each Agent or Lender in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent for general default administration or incurred by any Agent and Lenders in enforcing or preparing for enforcement of any Obligations of or in collecting or preparing to collect any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with any actual or prospective sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any actual or prospective refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to or in contemplation of any insolvency or bankruptcy cases or proceedings, including the engagement of a restructuring advisor or consultant satisfactory to Administrative Agent in its sole discretion.

10.3    Indemnity and Related Reimbursement.

(a)     In the event that an Indemnitee becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person (including whether brought by a third party or any Credit Party or any of its affiliates) relating to or arising out of any Indemnified Liabilities and whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees that on demand it will reimburse such Indemnitee for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

(b)    In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee, from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee under this Section 10.3(b) with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise directly from the gross negligence or willful misconduct of such Indemnitee, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(c)    To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company hereby waives, releases and agrees not to sue upon any such claim or such damages whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent such damages arise directly from gross negligence or willful misconduct of such Indemnitee, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction provided, however, that in no event shall any Indemnitee have any liability to any Person for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)      Each Credit Party also agrees that no Indemnitee will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Lender or Agent in performing its funding obligations under this Agreement; provided, however, that in no event will any such Lender or Agent have any liability for any indirect, incidental, consequential, special or punitive damages in connection with or as a result of such Lender’s or Agent’s, or their respective Affiliates’, Directors’, employees’, attorneys’, agents’ or sub-agents’ activities arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith. No other party hereto shall be liable for the obligations of any Defaulting Lender in failing to make any Loans or other extension of credit hereunder.

(e)      Notwithstanding anything to the contrary in this Agreement or any Credit Document, this Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.4    Set‑Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Agent and each Lender and their respective Affiliates are each hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other obligations or Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the Obligations of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set off, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.16 and 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set off) that such Lender or its respective Affiliates may otherwise have.

10.5    Amendments and Waivers.

(a)      Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c) and except as otherwise provided in clauses (i) or (ii) of Section 2.17(a), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders; provided that Administrative Agent may, with the consent of Company (and without any requirement for consent from any other Person), amend, modify, or supplement this Agreement or any other Credit Document to cure any obvious typographical error, incorrect cross-reference, defect in form, inconsistency, omission or ambiguity (in each case, as concluded by Administrative Agent in its sole discretion), so long as Lenders have received at least five Business Days’ prior written notice thereof and Administrative Agent has not received, within five Business Days after delivery of such notice, a written notice from Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b)      Affected Lenders’ Consent. Subject to Section 10.5(e), without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i)      extend the scheduled final maturity of any Loan or any promissory note issued pursuant to Section 2.6;

(ii)    waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)    waive any condition precedent set forth in Section 3.1 without the consent of each Lender;

(iv)   reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee or premium payable under this Agreement; provided, that only the consent of Administrative Agent shall be necessary to revoke any election by Administrative Agent to impose interest at the Default Rate or to revoke any right of Company to convert or continue Loans as SOFR Loans;

(v)     waive or extend the time for payment of any such interest, fees, or premiums;

(vi)    reduce or forgive the principal amount of any Loan, or increase any Lender’s Commitment;

(vii)   amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders or any specific Lenders is required;

(viii) amend the definition of “Requisite Lenders”, “Pro Rata Share”, or “Voting Power Determinants”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of “Requisite Lenders”, “Pro Rata Share”, or “Voting Power Determinants”; on substantially the same basis as the Commitments, the Term Loans are included on the Closing Date;

(ix)   alter the required application of any repayments or prepayments as pursuant to Section 2.14 or Section 2.15(h) without the consent of each Lender that is being allocated a lesser repayment or prepayment as a result thereof;

(x)    release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except (A) as expressly provided in the Credit Documents on the Closing Date, (B) in connection with a “credit bid” undertaken by Collateral Agent with the consent or at the direction of Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other provision of the Bankruptcy Code or any other Debtor Relief Law, or (C) in connection with any other sale or disposition of assets in connection with an enforcement action with respect to the Collateral that is permitted pursuant to the Credit Documents and consented to or directed by Requisite Lenders;

(xi)   consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, except as expressly provided in any Credit Document; or

(xii)  subordinate the Lien on the Collateral securing the Obligations to any other Indebtedness or subordinate the Obligations in right of payment to any other Indebtedness.

(c)     Other Consents. Subject to Section 10.5(e), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)    amend, modify, or waive any provision of this Agreement or the Collateral Documents so as to alter the ratable treatment of Obligations arising under the Credit Documents or the definitions of “Obligations” or “Secured Obligations” (as such term or any similar term is defined in any relevant Collateral Document) in each case in a manner adverse to any Lender with Obligations then outstanding without the written consent of any such Lender; or

(ii)    amend, modify, terminate or waive any provision of Section 9 as the same directly or indirectly applies to any Agent, or any other provision hereof as the same directly or indirectly applies to the rights or obligations of any Agent, in each case in any manner adverse to such Agent without the consent of such Agent.

(d)     Defaulting Lender Consent. Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, termination, waiver or consent hereunder (and any amendment, modification, termination, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, termination, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(e)    Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender, each Credit Party, and each future Credit Party.

(f)      [reserved].

(g)     Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue, or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification, or similar transaction permitted by the terms of this Agreement pursuant to a cashless settlement mechanism approved by Company, Administrative Agent and such Lender.

10.6    Successors and Assigns; Participations.

(a)     Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitee Agent Parties, Affiliates of each of the Agents and Lenders, and any other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans (including principal and stated interest) listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following Administrative Agent’s acceptance of a fully executed an Assignment Agreement (or in the case of a deemed assignment pursuant to clause (f) below, receipt of the applicable Exchange Notice), together with the forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following acceptance by Administrative Agent of the fully executed Assignment Agreement (or in the case of a deemed assignment pursuant to clause (f) below, receipt of the applicable Exchange Notice), and all other necessary documents and approvals, prompt notice thereof shall be provided to Company and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. It is intended that the Register be maintained such that the Loans are in “registered form” for the purposes of the Internal Revenue Code.

(c)     Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignment shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Eligible Assignee upon the giving of notice to Administrative Agent; provided that, each such assignment shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount (x) as may be agreed to by the Administrative Agent, or (y) as is assigned by an assigning Lender to an Affiliate or Related Fund of such Lender) with respect to the assignment of Term Loans. The Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is an Eligible Assignee or (b) have any liability with respect to or arising out of any assignment or participation of Loans of Commitments, or disclosure of confidential information, to any Lender or participant or prospective Lender or participant that is not an Eligible Assignee.

(d)     Mechanics. (i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by execution and delivery to Administrative Agent of an Assignment Agreement (or in the case of a deemed assignment pursuant to clause (f) below, receipt of the applicable Exchange Notice). Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of (i) an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender or (ii) in connection with a deemed assignment pursuant to clause (f) below, which fee may be otherwise waived or reduced in the sole discretion of Administrative Agent).

(ii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Company and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)     Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement (or in the case of a deemed assignment pursuant to clause (f) below, receipt of the applicable Exchange Notice), any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f)      Subsequent Exchanges. On each Exchange Effective Date, (i) the applicable Exchanged Lender shall be deemed added as a Lender hereunder in respect of its applicable incremental amount of Initial Term Loans, and (ii) each Lender holding Delayed Draw Term Loan Commitments immediately prior to the relevant Subsequent Exchange shall be deemed to assign, and the applicable Exchange Lender shall be deemed to purchase by assignment from each such Lender, a portion of the Delayed Draw Term Loan Commitment necessary to cause each Lender’s Pro Rata Share of Delayed Draw Term Commitments to be equal to such Lender’s Pro Rata Share of Initial Term Loans immediately after giving effect to the applicable Subsequent Exchange.

(g)     Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any remaining Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any promissory note pursuant to Section 2.6, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable promissory notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new promissory notes in accordance with Section 2.6, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new or remaining Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)       Participations.

(i)     Each Lender shall have the right at any time to sell one or more participations to any Person in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(h) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Company, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to any Loan or Commitment (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary, final or other successor relations. Unless otherwise required by the Internal Revenue Service or applicable Requirements of Law, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to any Loan or Commitment for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, any promissory note evidencing a Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post‑default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)    Company agrees that each participant shall be entitled to the benefits of Sections 2.17(d), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, and (y) a participant shall not be entitled to the benefits of Section 2.19 unless such participant agrees, for the benefit of Company, to comply with Section 2.19 as though it were a Lender (it being understood that any documentation required under Section 2.19(c) and (d) shall be delivered to the participating Lender). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though such participant were a Lender, provided such participant agrees to be subject to Section 2.16 as though it were a Lender.

(i)      Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its promissory notes issued pursuant to Section 2.6, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8    Survival of Certain Agreements. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3, 9.6 and 9.11 shall survive the Payment in Full of the Obligations.

10.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10   Marshalling; Payments Set Aside. None of any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, for the benefit of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11  Severability. In the event any provision in or obligation hereunder or under any Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

10.12  Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any promissory note issued pursuant to Section 2.6 or otherwise with respect to the Obligations without first obtaining the prior written consent of Administrative Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement or any other Credit Document with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders (as applicable).

10.13  Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14  Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15  Consent to Jurisdiction. SUBJECT TO CLAUSE (V) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE U.S. SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (V) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (V) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATION‐SHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WAR‐RANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17   Confidentiality.

(a)      Each Agent and each Lender shall hold all non public information regarding the Company and its Subsidiaries and their businesses identified as such by the Company and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s or such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, Administrative Agent may disclose any such information to the Lenders and other Agents, and any Agent or Lender may make (i) disclosures of such information to Affiliates and Related Funds of such Lender or such Agent and to their respective officers, Directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts, or agents on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Credit Party and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other substantially similar confidentiality restrictions), (iii) disclosure on a confidential basis to any rating agency, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Company promptly thereof to the extent not prohibited by law), (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority (including the NAIC) purporting to have jurisdiction over such Person or any of its Affiliates, (viii) disclosures to members of the investment committee of a Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ix) disclosures to any Lenders’ financing sources; provided that prior to any disclosure such financing source is informed of the confidential nature of the information, (x) disclosures to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties and (xi) disclosures with the consent of the relevant Credit Party. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties).

(b)    Each Lender and the Administrative Agent acknowledges that the information furnished to it pursuant to this Agreement or the other Credit Documents may include Material Non-Public Information, and confirms that it has developed compliance procedures regarding the use of Material Non-Public Information and that it will handle such Material Non-Public Information in accordance with those procedures and applicable requirements of law, including federal and state securities laws; provided, notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Company and its Subsidiaries may deliver to any Lender any information that would constitute Material Non-Public Information unless such Lender so notifies the Company and the Administrative Agent in writing of its election (an “MNPI Opt-Out Election”) to not receive such Material Non-Public Information (any such non-delivery shall not constitute a Default or an Event of Default for any purposes under this Agreement or any other Credit Document). At any time after delivery of an MNPI Opt-Out Election, a Lender may rescind such election by delivery of written notice to the Company and the Administrative Agent and resume its receipt of Material Non-Public Information. Notwithstanding anything to the contrary herein, the Administrative Agent shall continue to receive Material Non-Public Information at all times during the term of this Agreement.

10.18  Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest or loan charges under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations hereunder are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest or loan charges in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19  Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20  Entire Agreement. This Agreement, together with the other Credit Documents (including any such other Credit Document entered into prior to the date hereof) and the Note Purchase Agreements, reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, made prior to the date hereof.

10.21  PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22  Electronic Execution of Assignments and Credit Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or any other Credit Document shall in each case be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that Administrative Agent or Collateral Agent may request, and upon any such request the Credit Parties shall be obligated to provide, manually executed “wet ink” signatures to any Credit Document.

10.23   No Fiduciary Duty. Each Agent, Lender, and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their equity holders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equity holders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equity holders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.24   Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)   the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.25   Lender Representations and Covenants.

(a)      Each Closing Date Lender severally represents that upon the closing of the Initial Exchange Transaction, such Lender does not (nor does any of its Affiliates) hold 2026 Convertible Senior Notes (directly or through derivatives related thereto).

(b)     Each Lender severally covenants and agrees that such Lender shall not (nor shall any of its Affiliates) purchase any 2026 Convertible Senior Notes (directly or through derivatives related thereto) for a period of one hundred twenty (120) days following the Closing Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

OMEROS CORPORATION

By:         /s/ Gregory A. Demopulos, M.D.

Name: Gregory A. Demopulos, M.D

Title: Chairman & CEO

GUARANTOR:

NURA, INC.

By:         /s/ Gregory A. Demopulos, M.D.

Name: Gregory A. Demopulos, M.D

Title: President and Secretary

[Signature Page to Credit and Guaranty Agreement]

WILMINGTON SAVINGS FUND SOCIETY,

FSB, as Administrative Agent and Collateral Agent

By:         /s/ Lizbet Hinojosa

Name: Lizbet Hinojosa

Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

1992 MASTER FUND CO-INVEST SPC –

SERIES 4 SEGREGATED PORTFOLIO, as a Lender

By: Highbridge Capital Management, LLC, as

Trading Manager and not in its individual capacity

By:         /s/ Jonathan Segal

Name: Jonathan Segal

Title: Managing Director, Co-Chief

Investment Officer

HIGHBRIDGE TACTICAL CREDIT MASTER

FUND, L.P., as a Lender

By: Highbridge Capital Management, LLC, as

Trading Manager and not in its individual capacity

By:         /s/ Jonathan Segal

Name: Jonathan Segal

Title: Managing Director, Co-Chief

Investment Officer

HIGHBRIDGE TACTICAL CREDIT

INSTITUTIONAL FUND, LTD., as a Lender

By: Highbridge Capital Management, LLC, as

Trading Manager and not in its individual capacity

By:         /s/ Jonathan Segal

Name: Jonathan Segal

Title: Managing Director, Co-Chief Investment Officer

[Signature Page to Credit and Guaranty Agreement]

ATHYRIUM OPPORTUNITIES IV

ACQUISITION LP, as a Lender

By: ATHYRIUM OPPORTUNITIES

ASSOCIATES IV LP, ITS GENERAL PARTNER

By: ATHYRIUM OPPORTUNITIES

ASSOCIATES IV GP LLC, ITS GENERAL

PARTNER

By:         /s/ Rashida Adams

Name: Rashida Adams

Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]